UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use By the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Datastream Systems, Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.*

(1)	Title of each class of securities to which transaction applies:

Datastream Systems, Inc. common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

23,218,541 shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

$10.26 per share

(4)	Proposed maximum aggregate value of the transaction:

$215,900,392

(5)	Total fee paid:

$23,102

*	As of January 27, 2006, there were 20,011,939 shares of common stock of Datastream Systems, Inc. outstanding. The filing fee was determined by adding (x) the product of (i) the 20,011,939 shares of common stock proposed to be acquired in the merger and (ii) the merger consideration of $10.26 in cash per share of common stock, plus (y) $10,577,898 payable to holders of stock options granted by Datastream Systems, Inc. to purchase shares of common stock in exchange for the cancellation of such options. The payment of the filing fee, calculated in accordance with Fee Rate Advisory #5 for Fiscal Year 2006 (Updated), equals $107.00 per million of the aggregate merger consideration calculated pursuant to the preceding sentence.

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

DATASTREAM SYSTEMS, INC.

50 Datastream Plaza

Greenville, South Carolina 29605

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Datastream Systems, Inc. to be held on March 28, 2006, at 10:00 a.m., local time, at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309.

At the special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, dated January 4, 2006, which we refer to as the merger agreement, by and among Datastream, Magellan Holdings, Inc. and Spartan Merger Sub, Inc., a direct, wholly-owned subsidiary of Magellan Holdings. Magellan Holdings is an indirect, wholly-owned subsidiary of Infor Global Solutions AG. Pursuant to the merger agreement, Spartan Merger Sub will be merged with and into Datastream, with Datastream surviving as an indirect, wholly-owned subsidiary of Infor. Assuming the stockholders adopt the merger agreement and the merger is completed, you will be entitled to receive $10.26 in cash, without interest, for each share of common stock that you own, unless you have sought and properly perfected your appraisal rights under the Delaware General Corporation Law. After the merger, you will no longer have an equity interest in Datastream and will not participate in any potential future earnings and growth of Datastream.

Our board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Datastream and our stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement. In arriving at its recommendation, the board of directors carefully considered a number of factors described in the accompanying proxy statement.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. We urge you to read carefully the accompanying proxy statement, including the appendices.

Sincerely,

Larry G. Blackwell Chairman and Chief Executive Officer

Greenville, South Carolina

February 21, 2006

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated February 21, 2006 and is first being mailed to stockholders of Datastream on or about February 22, 2006.

DATASTREAM SYSTEMS, INC.

50 Datastream Plaza

Greenville, South Carolina 29605

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 28, 2006

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Datastream Systems, Inc. will be held at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, on March 28, 2006, at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of January 4, 2006, by and among Datastream Systems, Inc., Magellan Holdings, Inc., an indirect wholly-owned subsidiary of Infor Global Solutions AG, and Spartan Merger Sub, Inc., a direct wholly-owned subsidiary of Magellan Holdings. Pursuant to the merger agreement, Datastream will become an indirect, wholly-owned subsidiary of Infor, and the holders of Datastream common stock will be entitled to receive $10.26 in cash, without interest, per share of Datastream common stock held by them at the effective time of the merger.

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of Item 1 if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3.	To consider and vote upon any other matter that may properly come before the special meeting or any adjournment thereof.

Stockholders of record at the close of business on February 15, 2006, are entitled to receive notice of and to vote at the special meeting and any adjournments. We hope that you will be able to attend the meeting. To ensure your representation at the special meeting, we urge you to complete, date and sign the enclosed proxy and return it in the enclosed postage-prepaid envelope so that it will be received no later than March 27, 2006, whether or not you plan to attend the special meeting in person. You may also vote via the Internet or touch-tone telephone in accordance with the instructions set forth on the enclosed proxy card. By returning your proxy promptly, you can help us avoid the expense of further proxy solicitations.

YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS A MAJORITY OF THE OUTSTANDING SHARES OF DATASTREAM COMMON STOCK ENTITLED TO VOTE ON THE MERGER ADOPT THE MERGER AGREEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY USING THE INTERNET OR BY TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

You may revoke your proxy at any time before it is voted by submitting a written revocation, submitting a later-dated and signed proxy card or by attending and voting in person at the special meeting. For shares held in “street name,” you may revoke or change your vote by submitting instructions to your broker or nominee.

Your prompt submission of a proxy card will be greatly appreciated.

By order of the board of directors,

C. Alex Estevez President, Chief Financial Officer and Secretary

Greenville, South Carolina

February 21, 2006

Please do not send your Datastream common stock certificates to us at this time. If the merger is completed, we will send you instructions regarding the surrender of your certificates.

SUMMARY TERM SHEET

This summary presents selected information in this proxy statement relating to the merger and may not contain all of the information that is important to you. To understand the merger and the transactions contemplated by the merger agreement fully, you should carefully read this entire document as well as the additional documents to which it refers. For instructions on obtaining more information, see “Where You Can Find More Information” on page 54. We have included page references to direct you to a more complete description of the topics presented in this summary.

In this proxy statement, the terms “we,” “us,” “our,” “Datastream” and the “Company” refer to Datastream Systems, Inc. We refer to Infor Global Solutions AG as “Infor,” Magellan Holdings, Inc. as “Parent” or “Magellan Holdings” and Spartan Merger Sub, Inc. as “Merger Sub.” “Infor” is also used to refer collectively to Infor Global Solutions AG, Magellan Holdings, Inc. and Spartan Merger Sub, Inc.

•	The Companies (See page 17)

Datastream Systems, Inc.

50 Datastream Plaza

Greenville, South Carolina 29605

Telephone: (864) 422-5001

We provide asset performance management software and services to enterprises worldwide including more than 60 percent of the Fortune 500. Through asset performance management, customers can maintain, manage, and improve the performance of their capital asset infrastructure, such as manufacturing equipment, fleet, and facilities. Our strategy is to provide software and services that help targeted customers improve their profitability through better management of their assets.

We are headquartered in Greenville, South Carolina, USA, with offices around the globe and a worldwide sales network of direct sales representatives as well as a network of affiliates located throughout Europe, Latin America and the Asia Pacific. We were incorporated on January 8, 1986 in the state of South Carolina and re-incorporated on December 21, 1994 in the state of Delaware.

Infor Global Solutions AG

c/o Infor Global Solutions, Inc.

1000 Windward Parkway Concourse, Suite 100

Alpharetta, Georgia 30005

Telephone: (678) 393-5000

Infor focuses exclusively on providing vertical-specific, enterprise-wide business solutions to the manufacturing and distribution industries worldwide. Infor delivers best-in-class products and deep domain expertise that address the essential challenges its customers face in areas such as supply chain planning, relationship management, demand management, ERP, warehouse management, marketing-driven distribution, and business intelligence.

Infor is headquartered in Alpharetta, Georgia, USA, with offices around the world. Its solutions are sold through a global network of direct sales representatives and channel partners. Infor was originally formed as “Agilisys” in 2002. In 2004, it changed its name to Infor Global Solutions AG. Infor’s solutions are used by thousands of customers in over 30 countries.

Magellan Holdings, Inc. is a Georgia corporation and an indirect, wholly-owned subsidiary of Infor. Merger Sub is a Delaware corporation and a direct, wholly-owned subsidiary of Magellan Holdings.

•	The Special Meeting (See page 14)

•	Date, Time and Place (See page 14)

The special meeting of Datastream stockholders will be held on March 28, 2006, at 10:00 a.m. local time, at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309.

•	Matters to be Considered at the Special Meeting (See page 14)

At the special meeting, you are being asked to approve a proposal to adopt the merger agreement. Pursuant to the merger agreement and the merger:

•	Merger Sub will merge into Datastream, with Datastream continuing as the surviving corporation; and

•	each outstanding share of our common stock will be cancelled and converted into the right to receive $10.26 in cash, without interest, except for shares held by stockholders who properly perfect their appraisal rights under Delaware law and shares held by Datastream, Parent or Merger Sub and their respective subsidiaries.

You may also be asked to vote to adjourn the special meeting, if necessary, to solicit additional proxies in support of the proposal to adopt the merger agreement.

•	Record Date and Voting Information (See page 14)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on February 15, 2006, which is the record date for the special meeting. You will have one vote at the special meeting for each share of Datastream common stock you owned at the close of business on the record date. On the record date, there were 20,027,172 shares of our common stock issued, outstanding and entitled to vote at the special meeting.

•	Required Votes (See page 14)

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote on the merger. The holders of approximately 13.3% of our outstanding common stock have executed voting agreements pursuant to which they have agreed to vote their shares of Datastream common stock in favor of adoption of the merger agreement. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Abstentions and broker non-votes will have the effect of votes “AGAINST” the adoption of the merger agreement.

Adjournment of the special meeting, if necessary to solicit additional proxies or otherwise, requires the affirmative vote of the majority of the shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote. Failure to vote, by proxy or in person, will have no effect on the approval of the adjournment proposal. Abstentions will have the effect of votes “AGAINST” the approval of the adjournment proposal.

Do not send your stock certificates now. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing stock certificates for the $10.26 per share cash payment.

•	Voting by Proxy (See page 15)

After carefully reading and considering the information contained in this proxy statement, you should respond by completing, signing and dating your proxy card and returning it in the enclosed postage-prepaid envelope as soon as possible so that your shares may be represented at the special meeting. Alternately, you may submit your proxy via the Internet or by touch-tone telephone in accordance with the instructions set forth on the enclosed proxy card.

If you hold your shares in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares of common stock on the merger proposal unless you provide instructions on how to vote. You should instruct your broker how to vote your shares of common stock by following the directions your broker provides. Broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will have the effect of votes “AGAINST” the adoption of the merger agreement.

If you do not hold your shares in “street name” and you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment proposal. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

You may revoke your proxy at any time before it is voted by submitting a written revocation to us or our proxy solicitor, submitting a later-dated and signed proxy to us or our proxy solicitor or by attending and voting in person at the special meeting. For shares held in “street name,” you may revoke or change your vote by submitting instructions to your broker or nominee.

•	The Merger and the Merger Agreement (See page 35)

•	Reasons for the Merger (See page 24)

The principal purpose of the merger is to permit our stockholders to realize cash for their shares of Datastream common stock at a premium to the market price at which such shares traded prior to the announcement of the execution of the merger agreement. We believe that the merger offers our stockholders the greatest value for their shares in light of our long-term prospects and the available strategic alternatives.

•	Treatment of Outstanding Shares (See page 36)

At the effective time of the merger, each outstanding share of our common stock will be cancelled and converted into the right to receive $10.26 in cash, without interest, except for shares held by stockholders who perfect their appraisal rights under Delaware law.

•	Treatment of Options (See page 36)

All options to purchase Datastream common stock will be cancelled when the merger is completed. Holders of “in the money” options to acquire our common stock will receive $10.26 per share in cash, less the exercise price of the “in the money” options that they hold. If the exercise price per share of the options to acquire our common stock equals or exceeds the $10.26 per share merger consideration, such options will be cancelled without payment.

•	Recommendation of the Board of Directors (See page 24)

After considering the terms of the merger, and evaluating a variety of business, financial and other factors, and in consultations with our legal and financial advisors, our board of directors determined that the merger was advisable, fair to and in the best interests of our stockholders.

Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

•	Fairness Opinion of Raymond James & Associates, Inc. (See page 26)

In connection with the merger, our board of directors received the opinion of Raymond James & Associates, Inc., whom we refer to as Raymond James, as to the fairness of the merger, from a financial point of view, to our stockholders. The full text of Raymond James’ written opinion is attached to this proxy statement as Appendix B. You are encouraged to read that opinion carefully for a description of the assumptions made, matters considered and limitations and qualifications on the review undertaken.

•	Interests of Certain Persons in the Merger (See page 33)

Some of our directors and officers have interests in the merger that are different from, or in addition to, the interests of holders of our common stock generally. These interests include the removal of restrictions on restricted stock, and the right to continued indemnification and insurance coverage by Datastream after the merger.

•	Voting Agreements (See page 34)

In connection with the merger agreement, certain of our executive officers, who collectively hold approximately 13.3% of our outstanding common stock, have executed voting agreements pursuant to which they have agreed to vote their shares of Datastream common stock in favor of adoption of the merger agreement.

•	Conditions to the Merger (See page 40)

Completion of the merger depends upon meeting or waiving a number of conditions, including:

•	the affirmative vote of the majority of the outstanding shares entitled to vote on the adoption of the merger agreement;

•	there must not have been any event that has, or is reasonably likely to have, a material adverse effect, as that term is defined in the merger agreement, on Datastream;

•	the receipt of required regulatory approvals;

•	the absence of legislation or a governmental or regulatory order prohibiting the merger or other transactions contemplated by the merger agreement;

•	the absence of a pending nonfrivolous private party suit or action, or any governmental proceeding, challenging or seeking to restrain the merger or the ability of Parent to acquire our common stock;

•	holders of more than 10% of our outstanding common stock must not have perfected their appraisal rights; and

•	other customary closing conditions.

•	Solicitation Prohibitions (See page 39)

The merger agreement prohibits us from soliciting other acquisition proposals. We and our subsidiaries agreed to immediately cease any and all existing activities, discussions or negotiations with third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal. If we receive an unsolicited acquisition proposal, we must promptly notify Parent of the proposal’s material terms. Our board of directors may respond, in accordance with the terms of the merger agreement and their fiduciary obligations under Delaware law, to unsolicited acquisition proposals that constitute superior proposals (as these terms are defined in the merger agreement).

•	Termination (See page 42)

Under certain circumstances, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by our stockholders.

Except for provisions in the merger agreement regarding confidentiality of non-public information and payment of fees and expenses, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect. In addition, if the merger agreement is terminated, there will be no liability on the part of Datastream, Merger Sub or Parent, except for the payment of the termination fees and expenses described below.

•	Termination Fees (See page 43)

We have agreed to pay Parent a termination fee of $3.25 million if:

•	the merger agreement is terminated because the merger is not completed by June 30, 2006 or the merger agreement is not adopted by our stockholders; and

•	a third party acquisition proposal, or the intent to make such an acquisition proposal, has been announced and not withdrawn at least two business days prior to the date of such termination or failure to obtain stockholder approval.

In addition, if we enter into an acquisition agreement with another party within nine months of the termination of the merger agreement under one of these circumstances, we have agreed to pay Parent an additional termination fee of $3.25 million.

We have agreed to pay Parent a termination fee of $6.5 million if:

•	Parent and Merger Sub terminate the merger agreement because our board of directors withdraws or changes its recommendation of the merger and the merger agreement or we fail to timely call the special meeting;

•	Parent and Merger Sub terminate the merger agreement because our board of directors favors, takes no position with respect to, or fails to recommend against acceptance of a third party acquisition proposal; or

•	we terminate the merger agreement in order to negotiate or authorize negotiations with a third party regarding an acquisition proposal.

In addition, we have agreed to reimburse Parent for its expenses in an aggregate amount not to exceed $3.0 million if:

•	our stockholders do not adopt the merger agreement and a termination fee is not otherwise payable pursuant to the merger agreement; or

•	Parent and Merger Sub terminate the merger agreement because we have materially breached any of our representations, warranties, covenants or other agreements set forth in the merger agreement, we have not cured such breach within thirty days and, as a result of the breach, we cannot satisfy our closing conditions to the merger agreement.

Parent has agreed to pay us a termination fee of $6.5 million if we terminate the merger agreement because:

•	Parent or Merger Sub has materially breached any of its representations, warranties, covenants or other agreements set forth in the merger agreement, such breach has not been cured within thirty days and, as a result of the breach, Parent and Merger Sub cannot satisfy their closing conditions to the merger agreement; or

•	the conditions to all parties’ obligations to complete the merger are satisfied, but Parent and Merger Sub fail to complete the merger on the business day following the later of the fifth business day after the satisfaction of those conditions or April 14, 2006.

•	Appraisal Rights (See page 48)

We are a corporation organized under Delaware law. Under Section 262 of the Delaware General Corporation Law, if you do not vote in favor of the merger agreement and instead follow the appropriate procedures for demanding and perfecting appraisal rights as described on pages 48 through 50 and in Appendix C, you will receive a cash payment for the “fair value” of your shares of our common stock as determined by a Delaware Court of Chancery instead of the $10.26 per share merger consideration to be received by our stockholders in connection with the merger. The “fair value” of our common stock may be more than, less than or equal to the $10.26 merger consideration you would have received for each of your shares in the merger if you had not exercised your appraisal rights.

Generally, in order to exercise appraisal rights, among other things:

•	you must NOT vote for adoption of the merger agreement; and

•	you must make written demand for appraisal in compliance with Delaware law prior to the vote to adopt the merger agreement.

Merely voting against the merger agreement will not preserve your appraisal rights under Delaware law. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights. If you want to exercise your appraisal rights, please read and carefully follow the procedures described on pages 48 through 50 and in Appendix C. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

•	Material U.S. Federal Income Tax Consequences (See page 47)

The receipt of $10.26 in cash by our stockholders for each outstanding share of our common stock will be a taxable transaction for U.S. federal income tax purposes. Each of our stockholders generally will recognize taxable gain or loss measured by the difference, if any, between the stockholder’s amount realized in the merger, $10.26 per share, and the tax basis of each share of our common stock owned by such stockholder.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the special meeting and other matters to be considered by Datastream’s stockholders at the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q1: On what am I being asked to vote?

A1: You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 4, 2006, by and between Datastream, Parent and Merger Sub. Pursuant to the merger agreement:

•	Merger Sub will merge into Datastream, with Datastream continuing as the surviving corporation; and

•	each outstanding share of our common stock will be cancelled and converted into the right to receive $10.26 in cash, without interest, except for shares held by stockholders who properly perfect their appraisal rights under Delaware law and shares held by Datastream, Parent or Merger Sub or their respective subsidiaries.

You may also be asked to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to adopt the merger agreement if there are not sufficient votes at the special meeting to adopt the merger agreement.

Q2: What will be the effect of the merger?

A2: After the merger, you will no longer own any of our common stock. All of the capital stock of Datastream following completion of the merger will be owned by Parent, and we will operate as an indirectly wholly-owned subsidiary of Infor.

Q3: If the merger is completed, what will I receive for the shares of Datastream common stock I hold?

A3: If the merger is completed, each share of Datastream common stock owned by you at the effective time of the merger will be automatically cancelled and converted into the right to receive $10.26 in cash, without interest or any other payment thereon and subject to applicable tax withholding requirements; however, if you perfect your appraisal rights, your shares will be subject to appraisal in accordance with Delaware law.

Q4: If the merger is completed, what will happen to outstanding options to acquire Datastream common stock?

A4: All options to purchase our common stock will be cancelled when the merger is completed. Holders of “in the money” options to acquire our common stock will instead receive $10.26 per share in cash, less the aggregate exercise price of the “in the money” options that they hold. If the exercise price per share of an option to acquire our common stock equals or exceeds the $10.26 per share merger consideration, such options will be cancelled without payment.

Q5: What vote is required to adopt the merger agreement and approve the adjournment, if necessary?

A5: Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the merger. Adjournment of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting.

Q6: Has Datastream’s board of directors determined that the merger is fair to Datastream and its stockholders, and what does it recommend regarding the merger agreement?

A6: Yes. The Datastream board of directors has unanimously determined that the merger is substantively and procedurally fair to the holders of Datastream common stock in their capacity as such. In reaching this conclusion, our board of directors considered, among other factors, the following:

•	the fact that the merger consideration is all cash, which provides certainty of value and complete liquidity to our stockholders, compared to a transaction in which our stockholders would receive stock or some other form of consideration;

•	the fact that $10.26 per share to be paid pursuant to the merger agreement constituted a significant premium over the market price of our common stock before the public announcement of the merger agreement, namely, approximately a 15.3% premium over the last reported sale price of our common stock on January 3, 2006;

•	the fact that $10.26 per share also represented a significant premium over the twelve month trading history of our common stock, namely, approximately a 41.6% premium over our average reported last sale price over the twelve months ended December 31, 2005, which our board of directors considered to be a factor in determining that the merger consideration was fair to our stockholders;

•	the opinion of Raymond James to the effect that the price per share to be received by the holders of Datastream common stock pursuant to the merger is fair to such holders from a financial point of view;

•	the fact that our board and our financial advisors had engaged in an extensive process to explore a strategic transaction since April of 2005 and that our board believed that $10.26 per share was the highest all cash offer that could be obtained for Datastream;

•	the fact that the termination fee provisions in the merger agreement likely would not significantly discourage another potential bidder from bidding on Datastream; and

•	the fact that the merger agreement requires that a majority of the outstanding shares entitled to vote on the merger adopt the merger agreement.

After consideration of these and other factors, our board of directors determined that the terms of the merger are advisable, fair to, and in the best interests of, Datastream and its stockholders.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Q7: Is the merger subject to the satisfaction of any conditions?

A7: Yes. Before completion of the merger, certain closing conditions must be satisfied or waived. These conditions are discussed in detail under “Proposal One—Adoption of the Merger Agreement—The Merger and the Merger Agreement—Conditions” and include, among other conditions:

•	adoption of the merger agreement by our stockholders;

•	the absence of a material adverse effect, as defined in the merger agreement, on Datastream;

•	obtaining required regulatory approvals;

•	the absence of legislation or a governmental or regulatory order prohibiting the merger or other transactions contemplated by the merger agreement;

•	the absence of a nonfrivolous private party suit or action, or any governmental proceeding, challenging or seeking to restrain the merger or the ability of Parent to acquire our common stock;

•	holders of more than 10% of the outstanding Datastream common stock must not have perfected their appraisal rights; and

•	other customary closing conditions.

In addition to the above-referenced conditions, at closing we have agreed to deposit with the paying agent $47.5 million plus the aggregate amount received by us between the date of the merger agreement and the effective time in connection with any and all option exercises, but minus the aggregate amount of option consideration to be paid in accordance with the merger agreement.

If one or more of these conditions is not satisfied or waived, the merger may not be completed, even if the stockholder vote required to adopt the merger agreement is obtained.

Q8: Is Infor’s obligation to complete the merger subject to Infor’s receipt of financing?

A8: No. Although Infor has received commitment letters from both its debt and equity financing sources to provide financing for the merger, Infor must complete the merger regardless of whether it receives financing. In the event that Infor fails to complete the merger in circumstances where Infor is otherwise required to do so, Infor may be required to pay Datastream a termination fee of $6.5 million. In such event, the $6.5 million payment would be the limit of Datastream’s damages.

Q9: Am I entitled to appraisal rights?

A9: Yes. You may dissent from adoption of the merger agreement and obtain a cash payment for the fair value of your shares. To exercise appraisal rights, you must NOT vote in favor of the adoption of the merger agreement, and you must strictly comply with all of the applicable requirements of Delaware law. The fair value of your shares, as determined by a court, may be more than, less than or equal to the $10.26 to be paid to you in the merger.

Q10: What are the federal income tax consequences of the receipt of cash in the merger?

A10: The receipt of cash for Datastream common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. You generally will recognize taxable gain or loss equal to the difference between $10.26 per share and your tax basis for your Datastream common stock. If you hold your Datastream common stock as a capital asset, your gain or loss generally will be long-term capital gain or loss if your holding period for the shares is more than one year as of the effective date of the merger.

The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the application of state, local, foreign or other tax laws.

Q11: When and where is the special meeting?

A11: The special meeting is scheduled to take place on March 28, 2006 at 10:00 a.m. local time, at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309.

Q12: Who can vote at the special meeting?

A12: If you are a stockholder of record as of the close of business on February 15, 2006, you will be entitled to receive notice of, and to vote at, the special meeting.

Q13: What happens if I sell my shares before the special meeting?

A13: The record date for the special meeting, February 15, 2006, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting but not the right to receive the consideration for the shares. The right to receive such consideration will pass to the person who owns your shares when the merger becomes effective.

Q14: What should I do now?

A14: After you read and consider carefully the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares may be represented at the special meeting. If your shares of Datastream common stock are registered in your own name, you may submit your proxy by filling out and signing the proxy card and then mailing your signed proxy card in the enclosed envelope. Alternatively, you may submit your proxy via the Internet or by touch-tone telephone in accordance with the instructions set forth on the enclosed proxy card. If your shares are held in “street name,” you should follow the directions your broker or bank provides.

Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” approval of the adjournment proposal. If you do not vote, by proxy or in person, or if you abstain, the effect will be a vote “AGAINST” adoption of the merger agreement. Failure to vote, by proxy or in person, will have no effect on the approval of the adjournment proposal. Abstentions will have the effect of votes “AGAINST” the approval of the adjournment proposal.

Q15: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A15: Your broker will vote your shares for you on the merger proposal only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted by your broker on the proposed merger. Because adoption of the merger agreement will require the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the merger, broker non-votes (meaning proxies submitted by brokers or banks as holders of record on behalf of their customers that do not indicate how to vote on a non-routine proposal) will have the effect of votes “AGAINST” the adoption of the merger agreement.

Your broker does have the authority to vote your shares in its discretion on the adjournment proposal, if necessary, as a “routine” matter, even if you do not provide instructions to your broker on how to vote.

Q16: Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A16: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can send a written notice stating that you would like to revoke your proxy;

•	you can complete and submit a new, later-dated proxy card; or

•	you can attend the special meeting and vote in person.

If you choose one of the first two methods, we must receive your notice of revocation or your new proxy card before the start of the special meeting.

Simply attending the special meeting will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q17: Should I send in my stock certificates now?

A17: No. If the merger agreement is adopted and other conditions to the merger are satisfied, shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to American Stock Transfer & Trust Company, the exchange agent appointed by Datastream and Parent.

YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q18: When do you expect the merger to be completed?

A18: We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we expect the merger to be completed in the second calendar quarter of 2006.

Q19: When will I receive the cash payment for my shares?

A19: Assuming that you elect not to exercise your appraisal rights, shortly after the effective time of the merger, American Stock Transfer & Trust Company, the exchange agent appointed by us and Parent, will send to you a letter of transmittal with instructions regarding the surrender of your share certificates in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with your share certificates to American Stock Transfer & Trust Company, it will promptly pay the merger consideration to you, less any applicable withholding taxes.

Q20: Where can I find more information about Datastream?

A20: We file reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 54.

Q21: Who will solicit and pay the cost of soliciting proxies?

A21: We will bear the cost of soliciting proxies. In addition to solicitation by mail, our officers and employees, without additional compensation, may solicit proxies personally or by telephone, fax or email. We will pay approximately $16,000 (plus per call fees and reimbursement of out-of-pocket expenses) to Georgeson Shareholder Communications Inc., our proxy solicitor. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will, upon request of such record holders, reimburse forwarding charges and other out-of-pocket expenses.

If you have further questions, you may contact our proxy solicitor at the address and telephone number indicated below.

Q22: Who can help answer my other questions?

A22: If you have more questions about the merger, you should contact our proxy solicitor at the following address and telephone number:

Georgeson Shareholder Communications Inc. 17 State Street, 10th Floor New York, New York 10004 Toll-Free: (866) 873-6992

RISK FACTORS AND SPECIAL CAUTIONARY NOTICE REGARDING

FORWARD-LOOKING STATEMENTS

This proxy statement, including the documents incorporated by reference in it, contains forward-looking statements, which you can identify by forward-looking words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “continue,” “could,” “grow,” “may,” “potential,” “predict,” “strive,” “will,” “seek,” “estimate” and similar expressions that convey uncertainty of future events or outcomes. Although we believe that the goals, plans, objectives, beliefs, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable in view of the information currently available to us, those statements are not guarantees of performance. They involve uncertainties and risks, including but not limited to those set forth in the bullets below, and we cannot assure you that our goals, plans, objectives, beliefs, expectations and prospects will be achieved.

Any forward-looking statement contained in this proxy statement or in the documents to which we refer speaks only as of the date it was made. We undertake no obligation to publicly update or revise any forward-looking statement that we may make in this report or elsewhere except as required by law.

Set forth below are various risks related to the proposed merger. The following is not intended to be an exhaustive list of the risks related to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should review the risk factors contained in our annual report on Form 10-K for the fiscal year ended December 31, 2004 for a description of the risk factors associated with the continued operation of our business.

Completion of the merger is subject to various conditions, and the merger may not occur even if we obtain stockholder approval.

Completion of the merger is subject to various risks, including, but not limited to the following:

•	stockholders holding at least a majority of the shares of our outstanding common stock entitled to vote might not vote to adopt the merger agreement;

•	Parent and Merger Sub’s right to terminate the merger agreement if we experience an event that has, or is reasonably likely to have, a material adverse effect on Datastream, as that term is defined in the merger agreement;

•	the failure of Datastream, Parent or Merger Sub to obtain the required regulatory approvals;

•	the enactment of a law or issuance of an order by a governmental authority prohibiting the merger or other transactions contemplated by the merger agreement;

•	the pendency of a nonfrivolous private party suit or action, or any governmental proceeding, challenging or seeking to restrain the merger or the ability of Parent to acquire our common stock;

•	holders of more than 10% of our outstanding common stock might elect to exercise their appraisal rights under Delaware law;

•	the failure of any other conditions in the merger agreement; and

•	the failure of Parent to obtain the financing contemplated by its debt and equity commitment letters entered into at the time of execution of the merger agreement.

See “The Merger and the Merger Agreement—Conditions.” As a result of these risks, there can be no assurance that the merger will be completed even if we obtain stockholder approval. If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, we expect that our current management, under the direction of our board of directors, will continue to manage Datastream.

Failure to complete the merger could negatively impact the market price of Datastream common stock.

If the merger is not completed for any reason, we will be subject to a number of material risks, including:

•	the market price of our common stock will likely decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal fees and certain investment banking fees, and, in specified circumstances, termination fees and expense reimbursements, must be paid even if the merger is not completed; and

•	the diversion of management’s attention from the day-to-day business of Datastream and the unavoidable disruption to our employees and our relationships with distributors, customers and suppliers, during the period before completion of the merger, may make it difficult for us to regain our financial and market position if the merger does not occur.

If our merger agreement is terminated and our board of directors seeks another merger or business combination, then our stockholders cannot be certain that we will be able to find an acquirer willing to pay an equivalent or better price than the price to be paid under the merger agreement.

We may lose key personnel as a result of uncertainties associated with the merger.

Our current and prospective employees may be uncertain about their future roles and relationships with Datastream following completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a special meeting of holders of our common stock to be held on March 28, 2006 at 10:00 a.m. local time, at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, or at any adjournment of the special meeting. Shares of our common stock represented by properly executed proxies received by us will be voted at the special meeting or any adjournment of the special meeting in accordance with the terms of such proxies, unless revoked.

Matters to Be Considered at the Special Meeting

The purpose of the special meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 4, 2006, by and between Datastream, Parent and Merger Sub, pursuant to which Datastream will become an indirect wholly-owned subsidiary of Infor. If our stockholders adopt the merger agreement and the other closing conditions are satisfied or waived, the merger will be completed and the holders of Datastream common stock will be entitled to receive $10.26 in cash, without interest, per share of Datastream common stock held by them at the effective time of the merger, except for holders who perfect their appraisal rights under Delaware law. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Appendix A.

Our stockholders may also be asked to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the merger agreement.

Datastream does not expect that a vote will be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, the holders of the proxies, if properly authorized, will have discretion to vote on those matters in accordance with their best judgment.

Record Date, Outstanding Voting Securities, Voting Rights and Quorum

Our board of directors has set the close of business on February 15, 2006, as the record date for determining stockholders of Datastream entitled to notice of, and to vote at, the special meeting. As of the record date, there were 183 holders of record of our common stock and 20,027,172 shares of our common stock outstanding. As of the record date, our directors, executive officers and affiliates owned approximately 20.3% of the outstanding shares of our common stock. Certain of those executive officers, who collectively hold approximately 13.3% of our outstanding common stock, have executed voting agreements pursuant to which they have agreed to vote their shares of Datastream common stock in favor of adoption of the merger agreement.

Each outstanding share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. Any stockholder entitled to vote may vote either in person or by properly executed proxy. A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Abstentions will be counted for the purpose of establishing a quorum at the special meeting. If a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

A list of our stockholders will be available for review at Datastream’s executive offices during regular business hours beginning three days after the date of this proxy statement and through the date of the special meeting.

Required Votes, Abstentions and Broker Non-Votes

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Adjournment of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting.

If you hold your shares in “street name” (that is, through a broker, bank or other nominee) and you wish to vote at the special meeting, then you must obtain from the broker or nominee, as record holder of your shares, a proxy issued in your name. Brokers who hold shares in street name for clients typically have authority to vote on “routine” proposals like the adjournment proposal when they have not received instructions from beneficial owners. Brokers are not allowed, however, to exercise their voting discretion with respect to the approval of non-routine matters like the merger agreement. Proxies submitted without a vote by brokers on these non-routine matters are referred to as “broker non-votes.” Your broker will not vote your shares of common stock on the merger proposal unless you provide instructions on how to vote. Your broker does have the authority to vote your shares in its discretion on the adjournment proposal, if necessary, even if you do not provide instructions to your broker on how to vote.

Failure to vote, in person or by proxy, and abstentions and broker non-votes will have the effect of votes “AGAINST” the adoption of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal. Abstentions will have the effect of votes “AGAINST” the approval of the adjournment proposal.

Proxies; Revocation of Proxies

Shares that are entitled to vote and are represented by a properly submitted proxy that is received at or prior to the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If you do not hold your shares in “street name” and you complete, sign and return your proxy card without indicating how you wish to vote, shares represented by your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of the adjournment proposal.

If you have instructed a broker to vote your shares, follow the directions received from your broker to change your vote.

If you have submitted a proxy, you may revoke it by:

•	delivering a later-dated, signed proxy card or a written revocation of such proxy to:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor

New York, New York 10004

Toll-free: (866) 873-6992

•	delivering a later-dated, signed proxy card or a written revocation to:

Datastream Systems, Inc.

Attn: C. Alex Estevez

50 Datastream Plaza

Greenville, SC 29605; or

•	attending the special meeting and voting in person.

If you choose one of the first two methods, we must receive your notice of revocation or your new proxy card before the start of the special meeting. Attendance at the special meeting will not by itself constitute the revocation of a proxy; to revoke a proxy in person at the special meeting you must vote in person at the special meeting.

Expenses of Proxy Solicitation

We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of shares of our common stock that such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person or by telephone, fax, or email by our officers and employees. Such persons will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have engaged Georgeson Shareholder Communications Inc. as our proxy solicitor to assist in the dissemination of proxy materials and in obtaining proxies and to answer your questions. We will pay them a fee of approximately $16,000, which includes approximately $6,000 for printing fees, plus a fee for each phone call made to our stockholders and reimburse them for their expenses.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

BACKGROUND

The Companies

Datastream Systems, Inc.

50 Datastream Plaza

Greenville, South Carolina 29605

Telephone: (864) 422-5001

We provide asset performance management software and services to enterprises worldwide including more than 60 percent of the Fortune 500. Through asset performance management, customers can maintain, manage, and improve the performance of their capital asset infrastructure, such as manufacturing equipment, fleet and facilities. This saves time and money by optimizing maintenance resources, improving equipment and staff productivity, increasing inventory efficiency, and reducing warranty-related costs. Our analytical tools enable better decision making to help improve future asset performance and profitability. Our strategy is to provide software and services that help targeted customers improve their profitability through better management of their assets.

We are headquartered in Greenville, South Carolina, USA, with offices around the globe and a worldwide sales network of direct sales representatives as well as a network of affiliates located throughout Europe, Latin America and the Asia Pacific. We were incorporated on January 8, 1986 in the state of South Carolina and re-incorporated on December 21, 1994 in the state of Delaware.

Infor Global Solutions AG

c/o Infor Global Solutions, Inc.

1000 Windward Concourse Parkway, Suite 100

Alpharetta, Georgia 30005

Telephone: (678) 393-5000

Infor focuses exclusively on providing vertical-specific, enterprise-wide business solutions to the manufacturing and distribution industries worldwide. Infor delivers best-in-class products and deep domain expertise that address the essential challenges its customers face in areas such as supply chain planning, relationship management, demand management, ERP, warehouse management, marketing-driven distribution, and business intelligence.

Infor is headquartered in Alpharetta, Georgia, USA, with offices around the world. Its solutions are sold through a global network of direct sales representatives and channel partners. Infor was originally formed as “Agilisys” in 2002. In 2004, it changed its name to Infor Global Solutions AG. Infor’s solutions are used by thousands of customers in over 30 countries.

Magellan Holdings, Inc.

c/o Infor Global Solutions, Inc.

1000 Windward Concourse Parkway, Suite 100

Alpharetta, Georgia 30005

Telephone: (678) 393-5000

Magellan Holdings, Inc. is a wholly-owned subsidiary of Infor Global Solutions AG. Magellan Holdings, Inc. is a Georgia corporation and the holding company for the majority of Infor’s U.S. operations.

Spartan Merger Sub, Inc.

c/o Infor Global Solutions, Inc.

1000 Windward Concourse Parkway, Suite 100

Alpharetta, Georgia 30005

Telephone: (678) 393-5000

Spartan Merger Sub, Inc. is a Delaware corporation and a wholly-owned subsidiary of Magellan Holdings, Inc. It was formed solely for the purpose of acquiring Datastream and has not engaged in any business except in anticipation of the merger. If the merger is completed, Spartan Merger Sub, Inc. will cease to exist following its merger with and into Datastream.

Background of the Merger

Overview

Our board of directors and management team have periodically explored and assessed strategic options as part of the ongoing effort to strengthen our business and to enhance stockholder value. During the past several years, our board and management team have considered and discussed the consolidation trend in the software industry and the possibility of business combinations and strategic transactions.

In the second quarter of 2005, our board of directors grew concerned that the costs and expenses related to being a public company, including the associated compliance and reporting obligations, were impairing our earnings growth and ability to be more competitive, thereby negatively affecting stockholder value. Our board then determined it was the proper time to begin a formal process that would explore strategic alternatives to maximize stockholder value, including a sale of our company. In May of 2005, we engaged Raymond James as the investment banking firm to advise our board and facilitate that process. As a result of that process, we received five initial offers from various parties, including strategic and financial buyers, and held negotiations with several of those parties. After evaluating the options based on several factors, the board decided to enter into a definitive agreement with Infor at $10.26 per share in cash because it believed such a transaction is in the best interests of our stockholders and would maximize stockholder value. Below under the heading “Summary of Significant Events” we describe the process that was followed by our board of directors and management team leading to the board’s decision to enter into a transaction with Infor.

Summary of Significant Events

On October 15, 2004, a strategic buyer made an unsolicited expression of interest in discussing a transaction with our board and management team. We refer to this strategic buyer in this proxy statement as Party A. On October 28, 2004, our board met and decided that due to our stock price of $6.30 per share as of October 27, 2004, the expected terms of any offer from Party A and the status of our previously disclosed audit committee investigation in China, it was not the proper time to proceed with these discussions. On November 3, 2004, our Chief Executive Officer sent a letter to Party A expressing the decision of our board. On November 5, 2004, Party A made an unsolicited expression of interest in a possible business combination. The expression of interest indicated a price of $9.25 to $10.25 per share with up to 50% of the consideration in the form of cash and the remaining consideration in stock. On December 13, 2004, Party A sent a letter to our Chief Executive Officer reaffirming its expression of interest in the November 5, 2004 letter.

At the time of receipt of these letters from Party A, our management team was spending considerable time and resources focused on the audit committee investigation and review of revenue recognition policies previously disclosed in our SEC filings as well as on the restatement of our financial statements. Our board determined that the best way to maximize stockholder value at that time was for management to focus on the operations of our business and the restatement and for the audit committee to complete its investigation. For these reasons, our board believed that, at that time, it was not in our company’s best interests to consider a strategic transaction until after these matters were completed and management and the board could devote the appropriate attention to a potential business combination transaction. We were able to complete the review of revenue recognition and restatement work, and on March 23, 2005, we filed our Form 10-Q for the quarter ended September 30, 2004 and amendments to our 2003 Form 10-K and Forms 10-Q for the first two quarters of 2004 to reflect the restatements. As a result of the efforts directed toward completing the restatement, we were unable to file our Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005 in a timely manner. As a result of our delayed SEC filings, Nasdaq decided to delist our common stock effective July 7, 2005, following an extensive review process that began on November 16, 2004.

On April 19, 2005, our board of directors conducted a meeting during which Ira Cohen, the Chair of our Audit Committee, informed the board about a telephone call he received that day from an investment banking firm representing Party A, and our Chief Executive Officer informed the board of at least one other potential buyer expressing an interest in pursuing a transaction with our company. During that same meeting, the independent directors asked Mr. Cohen to lead an effort to interview investment banking firms to consider alternatives for maximizing stockholder value. On April 20, 2005, our board received another unsolicited indication of interest from Party A indicating the same price range and combination of cash and stock set forth in its November 5, 2004 letter.

On May 2, 2005, representatives of our board and management interviewed three investment banking firms, including Raymond James, regarding their assessments of the acquisition environment, strategic alternatives for our company, and their qualifications as investment banking firms. On May 5, 2005, our board held a meeting and unanimously decided to engage Raymond James as the investment banking firm to advise our company with respect to strategic alternatives, subject to the negotiation of an appropriate engagement letter.

On May 5, 2005, a financial buyer made an unsolicited proposal to acquire our company in an all cash merger at $8.00 per share. We refer to this financial buyer in this proxy statement as Party B. On May 9, 2005, our board received another expression of interest from Party A. The price set forth in that expression of interest was the same as the price range indicated in the letter received on November 5, 2004.

On May 12, 2005, we executed an engagement letter with Raymond James to advise our board with respect to strategic alternatives to maximize stockholder value, including a potential sale of our company. On May 19, 2005, during a meeting of the board of directors, Mr. Cohen updated our board on Raymond James’ activities since their engagement date and noted the terms of the Raymond James engagement.

From May 13, 2005 through June 4, 2005, our board directed Raymond James to contact 16 parties regarding a possible transaction. Of these, four were financial buyers and twelve were strategic buyers. These 16 parties were selected on the basis of a consultation among Raymond James, our board and our management team.

As a result of this process, between May 20, 2005 and July 5, 2005, Raymond James, as an authorized representative of our company, entered into confidentiality agreements with nine parties, including Party A and Party B. Each of these parties received a Confidential Summary Memorandum, a letter setting forth the process and an invitation to submit indications of interest.

On June 1, 2005, the board received an unsolicited offer with a range between $7.50 per share and $8.50 per share in cash from a strategic buyer, whom we refer to in this proxy statement as Party C. Raymond James notified Party C of the ongoing process and invited them to join the process along with the other parties. Party C again contacted Raymond James on June 10, 2005 to determine if an offer in the low $9 range would pre-empt the process. At the request of our board, Raymond James informed Party C that an offer of approximately $9.00 per share in cash would not pre-empt the process and again recommended to Party C that it join the process, which it ultimately elected to do.

On June 14, 2005, Raymond James delivered supplemental due diligence information to the parties that had executed a confidentiality agreement. On June 22, 2005, the board of directors held a meeting at which Raymond James provided the board with a summary of the status of the process. Between June 24, 2005 and June 27, 2005, the board received indications of interest from five of the parties participating in the process. Below is a summary of the preliminary offers submitted:

•	$9.50-$10.50 per share made up of 50% cash and 50% stock from Party A;

•	$8.50-$9.00 per share in cash from Party B;

•	$8.33-$8.99 per share in cash from Party C;

•	$8.00-$8.50 per share in cash from a party we refer to in this proxy statement as Party D; and

•	$8.50-$8.75 per share in cash from Infor.

After consideration by our board, Raymond James was instructed by our board to seek to improve the consideration and terms being offered by certain of the parties. This effort resulted in revised proposals, which were received on June 28, 2005 at the following ranges:

•	$9.50-$10.50 per share in cash and stock from Party A;

•	$9.00-$9.50 per share in cash from Party B;

•	$8.33-$8.99 per share in cash from Party C;

•	$9.00-$9.50 per share in cash from Party D; and

•	$9.25-$9.50 per share in cash from Infor.

Following the submission of these proposals, all five parties were invited by Raymond James to join the second round of the process. From July 11, 2005 through July 22, 2005, management presentations for due diligence purposes were held for all five participants. In addition, each participant was permitted access to review a data room containing written due diligence materials located at the Atlanta offices of our outside legal counsel Alston & Bird, LLP. Representatives from Party A, Party B and Party D visited the data room between July 12, 2005 and July 22, 2005. Infor and Party C chose not to visit the data room at that time.

Prior to July 28, 2005, Party C elected to withdraw from the process. On July 28, 2005, the four parties remaining in the process were sent a second round of supplemental due diligence information, a letter outlining the procedures for submission of their final offer and a draft merger agreement and disclosure schedules. In this letter, Raymond James indicated that new offers were due on August 5, 2005.

On August 5, 2005, three offers were received. Party D elected to withdraw from the process. The three offers were as follows:

•	$10.00 per share made up of 50% cash and 50% stock from Party A;

•	$9.50 per share in cash from Party B; and

•	$10.00 per share in cash from Infor.

Between August 5, 2005 and August 16, 2005, Raymond James provided the three remaining parties with the opportunity for additional diligence. We also entered into a reverse confidentiality agreement with Party A to protect its confidential information in connection with the preliminary due diligence to be conducted by our management team and advisors on Party A.

On August 16, 2005, we received revised best and final proposals of:

•	$10.50 per share in cash and stock (50% and 50%, respectively) from Party A;

•	$9.50 per share in cash from Party B; and

•	$10.10 per share in cash from Infor.

Throughout the process, Raymond James explored with Party A its position with respect to the proportionate percentage of cash and stock included in its offer. Party A indicated its willingness to permit our stockholders to elect a preference by taking cash or stock, subject to proration. However, in each instance, Party A continued to limit the amount of cash to 50% of the aggregate consideration it would pay pursuant to its offer.

On August 17, 2005, our board of directors held a meeting at which Raymond James provided an update on the process, including the proposals received on August 16, 2005. At the conclusion of this meeting, the board directed Raymond James to go back to all three parties to ensure the highest price and best terms had been proposed. As a result, Party A maintained its proposal of $10.50 per share in cash and stock, Infor did not increase its proposal of $10.10 per share in cash, and Party B and Party D, who had previously exited the process, submitted a combined proposal of $10.25 per share in cash. On August 18, 2005, our board held a meeting during which Raymond James provided an update to the board regarding these proposals. After discussion among the directors, the board unanimously decided that it was in the best interests of our company and our stockholders to proceed with negotiating an exclusivity agreement between our company and Parties B and D with respect to their joint proposal. The board believed their all cash offer provided the greatest liquidity for our stockholders along with a high certainty of closing, and the board had concerns regarding the volatility and uncertainty associated with the stock component present in Party A’s proposal.

On August 20, 2005, Party A’s advisors informed our advisors of Party A’s intent to submit a revised offer of $10.50 per share made up of 50% cash and 50% common stock, but including a 10% collar price protection for the stock component that had not previously been part of its offer. That same day, the board held a meeting to discuss an exclusivity agreement for a period of 15 business days with Parties B and D. On August 21, 2005, Party A submitted its revised offer to Raymond James of $10.50 per share made up of 50% cash and 50% common stock, including the 10% collar price protection for the stock component. After our board considered Party A’s revised offer, on August 21, 2005 we executed an exclusivity agreement with Parties B and D for an initial period of 15 business days with an automatic extension of five business days in the event the parties continued to negotiate in good faith. From August 21, 2005 through September 23, 2005, Parties B and D conducted due diligence through numerous meetings with our management and visits to the data room at the Atlanta offices of Alston & Bird LLP.

On August 22, 2005, Infor submitted a revised offer at $10.26 per share in cash, which expired on August 24, 2005. On August 23, 2005, we notified Parties B and D of the competing offer from Infor. Due to the terms of our exclusivity agreement with Parties B and D, we were unable to hold discussions with Infor regarding its revised offer. On August 24, 2005, Party A submitted a further revised and unsolicited offer of $11.00 per share made up of 50% cash and 50% stock with a 15% collar price protection. On August 25, 2005, pursuant to the terms of the exclusivity agreement with Parties B and D, we notified Parties B and D of the competing offer received from Party A. On August 26, 2005, Raymond James advised Parties B and D that we would need to discuss the revised proposal with Party A to further evaluate it before we could enter into a definitive agreement.

During a meeting on August 28, 2005, Raymond James provided an update to our board of directors including the revised $11.00 cash and stock offer from Party A. The board discussed its fiduciary duty to explore the revised offer from Party A and the restrictions on our company’s ability to have discussions with Party A pursuant to the terms of the exclusivity agreement with Parties B and D. Our board directed Raymond James and Alston & Bird to negotiate a waiver to the exclusivity agreement with Parties B and D to permit us to explore this revised proposal from Party A, and authorized the reimbursement of up to $500,000 of Parties B and D’s expenses under specified conditions in exchange for the waiver. On August 29, 2005, the board again met and Raymond James made a presentation to the board regarding the $11.00 cash and stock offer from Party A. This analysis reviewed Party A’s stock trading history, financial position and analysts reports. At this meeting, several board members continued to express concern with the ability of Party A to execute such a transaction and with the volatility of the proposed 50% stock component of its offer. The board concluded that it would need additional information from Party A and requested that management and our representatives obtain such information once a waiver of the exclusivity agreement was obtained. On August 30, 2005, our board again met to receive an update on the negotiations of a waiver to the exclusivity agreement with Parties B and D and to provide directors with the opportunity to ask questions and discuss the Raymond James presentation from August 29, 2005.

On September 1, 2005, we entered into a waiver of our exclusivity agreement with Parties B and D to allow us to enter into discussions with Party A. This waiver lasted until September 9, 2005 and included an obligation by us to pay up to $500,000 of the expenses of Parties B and D if certain conditions were satisfied.

On September 8, 2005, our management team and advisors met with the management team and advisors for Party A. On September 9, 2005, our board received another letter from Party A confirming its interest in pursuing a transaction without indicating any change in its proposed price or makeup of cash and stock.

Between September 1, 2005 and September 9, 2005, we negotiated the terms of definitive agreements with both Parties B and D and Party A.

On September 10, 2005, our board met to discuss the findings from the meetings with Party A and the status of the negotiations with both parties. Raymond James provided the board with an update regarding discussions with Party A and the diligence conducted by Raymond James on Party A. This analysis reviewed Party A’s stock trading history, financial position and analysts reports. The presentation also included a financial analysis of Party A’s offer and a summary of the presentation prepared by Party A’s financial advisor for our board of directors. Alston & Bird discussed certain key provisions in the merger agreement draft being negotiated with Party A. The board then discussed the status of negotiations with Parties B and D in light of the termination of the waiver from the exclusivity agreement and directed our representatives to continue negotiations with them. On September 14, 2005, our board met to discuss the status of the process, including ongoing diligence being conducted by representatives of Parties B and D and negotiations of a definitive agreement between the parties.

On September 15, 2005, we filed our Form 10-K for the year ended December 31, 2004 with the SEC.

On September 19, 2005, the board met and directed Raymond James to submit our updated financial projections to both parties. Following the receipt of this information, Parties B and D reiterated their proposal of $10.25 per share in cash and Party A reiterated its proposal of $11.00 per share in cash and stock.

On September 22, 2005, our board held a meeting during which Raymond James presented the results of providing our updated financial projections to both parties, as discussed above. The board discussed the various options available and elected to move forward with the $10.25 all cash offer from Parties B and D. Our board made this decision on the continued belief that there was greater certainty of closure with Parties B and D and that their offer represented the highest attainable all cash offer that would provide the greatest liquidity to our stockholders. In addition, our board had concerns about the volatile trading history of Party A’s common stock and the short- and long-term value of Party A’s stock.

On September 23, 2005, Parties B and D advised Raymond James that they were unwilling to move forward with a potential transaction with our company at $10.25 per share in cash. On September 26, 2005, at the request of our board, Raymond James contacted representatives of Infor to determine their interest in moving forward with their previously proposed $10.26 per share all cash offer. Our board elected not to revisit the $11.00 cash and stock offer from Party A for the same reasons that our board had previously rejected this offer.

On September 30, 2005, our board held a meeting during which Raymond James provided the board with an update of the events following the board meeting on September 22, 2005. The board instructed the outside advisors to proceed with negotiations with Infor.

On October 5, 2005, Infor submitted an acquisition proposal at $10.26 per share all cash. On this same day, representatives of Infor met with our Chief Executive Officer to discuss the terms of their offer. On October 10, 2005, our board of directors held a meeting during which Mr. Cohen and representatives from Raymond James provided an update on the discussions with Infor and its cash offer of $10.26 per share. The board discussed a potential transaction with Infor and approved a motion to negotiate an agreement with Infor whereby we would pay up to $750,000 in Infor’s expenses in the event we proceeded with another transaction within six months. On

October 15, 2005, we entered into a notification agreement with Infor pursuant to which we were obligated to notify Infor if we received a competing proposal. The notification period expired on November 11, 2005 and contained an obligation under certain circumstances to reimburse Infor for up to $750,000 of its expenses.

Between October 12, 2005 and November 7, 2005, representatives of Infor conducted extensive due diligence, including visits to the data room located in Atlanta, Georgia and on-site meetings with management at Datastream. On October 31, 2005, counsel to Infor delivered a draft merger agreement regarding the acquisition, and representatives of both companies began to negotiate the definitive agreement. The draft merger agreement contained conditions regarding the availability to Infor of adequate debt and equity financing. On November 2, 2005, Raymond James advised Infor that such financing conditions were unacceptable.

After further discussions between Infor and our management team, it was agreed, subject to the approval of our board, that the merger agreement would not contain a closing condition regarding financing. Instead, the merger agreement would require a payment to us from Infor under certain circumstances if the merger was not consummated, whether due to Infor’s failure to obtain financing for the merger or Infor’s breach of the merger agreement. Our damages in such event would be limited to the amount of such payment. The amount of the payment was discussed on numerous occasions by Infor and our representatives. After considerable discussion, our management team and Mr. Cohen agreed to discuss a payment of $6.5 million with our board.

Following such discussions, our management team and Mr. Cohen instructed our advisors to review all commitment letters received by Infor for debt or equity financing in connection with the proposed merger and to request Infor to seek changes to such commitment letters that would reduce as much as possible any pre-conditions to funding of debt or equity financing for the merger.

On November 7, 2005, Raymond James received a call from Party A’s financial advisor reiterating their interest in pursuing a transaction with our company and requesting updated financials for the quarter ended September 30, 2005. In addition, Party A’s advisor indicated that their client might have an interest in possibly submitting an all cash offer. On November 8, 2005, the board received a letter reiterating Party A’s interest in pursuing a transaction with our company as previously proposed or possibly on an all cash basis. However, the letter did not offer any details as to the price or terms of a potential all cash offer.

On November 8, 2005, we filed our Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and became current in our SEC filings.

On November 9, 2005, we notified Infor of this communication regarding a possible competing all cash offer. On November 10, 2005, at the direction of our board, Raymond James notified Party A’s financial advisor that, if interested, Party A should make an all cash offer as soon as possible. Following this call, no further communications or proposals were received from Party A.

On November 23, 2005, initial drafts of Infor’s commitment letters for the proposed debt and equity financing necessary to consummate the merger were delivered to our representatives. From November 23, 2005 through November 28, 2005, our representatives negotiated with Infor and its financing sources to strengthen the financing commitments.

On November 28, 2005, our board met and discussed the open terms in the merger agreement and the commitment letters. Our board agreed to move forward on the basis that there would be no closing conditions regarding Infor’s equity and debt financing and that the merger agreement would require a payment to us in the amount of $6.5 million under certain circumstances if the merger was not consummated, whether due to Infor’s failure to obtain financing for the merger or Infor’s breach of the merger agreement. In addition, our board discussed the payment of certain fees and expenses by us to Infor if certain specified events occurred and the merger was not consummated. At this same meeting, our board directed our advisors to request additional changes to the commitment letters and the merger agreement in order to strengthen Infor’s financing commitments and to provide further certainty of closure.

On December 5, 2005, our board held another meeting to discuss open transaction issues and the timing of the completion and announcement of the definitive agreement. Our board determined that additional time was needed to finalize the terms of the definitive agreement and the commitment letters. In particular, our board was focused on improving certain closing-related conditions in order to provide greater certainty of closure. In addition, our board had been advised that our company had a number of important potential customer contracts pending, and the board believed that management should be focused on completing those contracts before the end of our fiscal year on December 31, 2005. As a result, our board instructed management to focus on getting the pending new customer contracts signed and voted to amend and extend the then-expired notification agreement with Infor until January 5, 2006. On December 6, 2005, we signed the extension of the notification agreement with Infor.

Between December 6, 2005 and December 30, 2005, the parties continued negotiating the terms of the definitive agreement and Infor’s commitment letters.

On December 30, 2005, revised drafts of the merger agreement and proposed resolutions for consideration were circulated to our board for review.

On January 4, 2006, a meeting of our board was held at our headquarters in Greenville, South Carolina at which all directors were present. Near-final versions of the commitment letters and the merger agreement, reflecting changes made in response to requests made by our advisors, were provided to our board prior to the meeting. The principal terms of the merger agreement and the commitment letters were reviewed and discussed. At this meeting, Raymond James delivered its oral opinion, later confirmed in writing, to the effect that the merger consideration to be received was fair, from a financial point of view, to our stockholders. After further discussion and deliberation, the board determined that the merger with Infor was in the best interests of our stockholders and voted unanimously to approve the merger agreement and the related transactions and agreements and to recommend the merger agreement and merger to our stockholders for their approval. Our board further authorized our management to finalize and execute the merger agreement and related documents.

Subsequent to the board meeting, on the evening of January 4, 2006, we executed the merger agreement with Infor. The transaction was publicly announced prior to the commencement of trading on January 5, 2006.

Recommendation of the Board of Directors and Reasons for the Merger

At a meeting held on January 4, 2006, our board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, holders of our common stock, and our board unanimously approved the merger, the merger agreement and the transactions contemplated thereby and recommended the merger, the merger agreement and the transactions contemplated thereby to our stockholders. In reaching their conclusions, the board was assisted in their deliberations by Raymond James. See “—Opinion of Our Financial Advisor.”

In recommending the merger, the merger agreement and the transactions contemplated thereby to our stockholders, the board of directors considered the current overall position of Datastream, including our current financial position, our service offerings and operations, our strategic business plan, our potential for future viability and growth and current securities market conditions. Specifically, the most significant factors that the board evaluated in connection with these considerations and believes support their determination include:

•	its review of the alternatives to a sale of Datastream, including the long term prospects of continuing to operate as an independent public company and the attendant opportunities, costs and risks, particularly the risks highlighted in our filings with the SEC;

•	the fact that the merger consideration is all cash, which provides certainty of value and complete liquidity to our stockholders, compared to a transaction in which our stockholders would receive stock or some other form of consideration;

•	the fact that $10.26 per share to be paid pursuant to the merger agreement constituted a significant premium over the market price of our common stock before the public announcement of the merger agreement, namely, approximately a 15.3% premium over the last reported sale price of our common stock on January 3, 2006 and approximately a 41.6% premium over our average reported last sale price over the twelve months ended December 31, 2005;

•	the fact that our board and our financial advisors had engaged in an extensive process since April of 2005 and that our board believed that $10.26 per share was the highest all cash offer that could be obtained for Datastream;

•	the board’s conclusion that there was a high likelihood that the merger would be completed in light of Infor’s size and third party financing commitments and Infor’s recent history of completing other similar transactions;

•	the terms and conditions of the binding commitment letters received by Infor to finance the cash merger consideration and the termination fee payable by Parent if Infor fails to complete the merger due to a failure to obtain financing;

•	the board’s conclusion that provisions of the merger agreement permitting the board, in the exercise of its fiduciary duties, to consider unsolicited third party acquisition proposals, and the reasonable termination fees imposed on us if the board were to accept an alternative proposal, would facilitate any competing acquisition proposals;

•	the proposed terms and conditions of the merger agreement, including the fact that the merger agreement does not provide for unreasonable termination fees and expense reimbursement obligations which would have the effect of unreasonably discouraging acquisition proposals and that, subject to the satisfaction of specified conditions, the board would be able to withdraw or modify its recommendation to the stockholders regarding the merger and enter into an agreement with respect to a more favorable transaction with a third party, if such transaction becomes available prior to the adoption of the merger agreement by our stockholders;

•	Raymond James’ opinion delivered to the board on January 4, 2006, that the $10.26 per share consideration to be received by our stockholders was fair to such holders from a financial point of view, the full text of which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion and which is attached hereto as Appendix B and incorporated herein by reference;

•	the $10.26 per share merger consideration and other terms and conditions of the merger agreement resulted from arms-length negotiations between us and our representatives on the one hand and Infor and its representatives on the other hand; and

•	the ability of our stockholders who may not support the merger to obtain “fair value” for their shares of common stock if they properly perfect and exercise their appraisal rights under Delaware law.

The board also considered certain risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	we will no longer exist as an independent company, and our stockholders will no longer participate in our potential growth;

•	we will be required to pay a termination fee of $6.5 million if the merger agreement is terminated under specified circumstances;

•	even if the merger is not completed, we will be required to pay our legal, accounting and a portion of our investment banking fees;

•	gains from an all-cash transaction will generally be taxable to our stockholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences” of this proxy statement;

•	the restrictions the merger agreement imposes on our ability to solicit third party acquisition proposals;

•	those matters set forth under “—Interests of Certain Persons in the Merger”;

•	there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied; and

•	failure to complete the merger could adversely affect us due to potential disruptions in our operations and our relationships with employees and customers.

The board of directors ultimately determined that these factors were outweighed by the factors that supported the determination of the board.

This discussion of the information and factors that our board of directors considered is not intended to be exhaustive but, we believe, includes all material factors considered by the board of directors. In view of the wide variety of factors considered in connection with their respective evaluations of the merger and the complexity of these matters, our board of directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations. Rather, each member of our board of directors made his judgment based on the total mix of information available to the board of directors of the overall effect of the merger on our stockholders compared to any alternative. The judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors. The board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of our stockholders.

Based on the factors outlined above, the board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, our stockholders.

By a unanimous vote of the directors, our board of directors recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Our Financial Advisor

Datastream retained Raymond James as its financial advisor on May 12, 2005. In connection with that engagement, the Datastream board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Datastream’s outstanding common stock of the merger consideration to be received by such holders pursuant to the merger agreement.

At the January 4, 2006 meeting of the Datastream board of directors, Raymond James gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by the stockholders of Datastream pursuant to the merger agreement is fair, from a financial point of view, to the holders of Datastream’s outstanding common stock.

The full text of the written opinion of Raymond James, dated January 4, 2006, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix B to this proxy statement. The summary of the opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Holders of Datastream common stock are urged to read this opinion in its entirety. Raymond James’ opinion, which is addressed to the Datastream board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of Datastream common stock in connection with the proposed merger. Raymond James’ opinion does not constitute a recommendation to any holder of Datastream common stock as to how such stockholder should vote at the special meeting of Datastream stockholders and does not address any other aspect of the proposed merger or any related transaction.

In connection with rendering its opinion, Raymond James, among other things:

•	reviewed the draft of the merger agreement dated January 3, 2006;

•	reviewed the financial terms and conditions as stated in the merger agreement;

•	reviewed annual reports to stockholders and Annual Reports on Form 10-K of Datastream for the three fiscal years ended December 31, 2004;

•	reviewed the Quarterly Reports on Form 10-Q of Datastream for the three fiscal quarters ending March 31, 2005, June 30, 2005 and September 30, 2005;

•	reviewed other Datastream financial and operating information requested from and/or provided by Datastream;

•	reviewed certain other publicly available information on Datastream;

•	discussed with members of the senior management of Datastream certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry;

•	reviewed and discussed with senior management of Datastream the historical and anticipated future financial performance of Datastream, including the review of forecasts prepared by senior management of Datastream;

•	reviewed the reported price and trading activity for the shares of Datastream’s common stock;

•	compared financial and stock market information for Datastream with similar information for comparable companies with publicly traded securities;

•	reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

•	performed other such analyses and studies, and considered such other factors, as Raymond James considered appropriate.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Datastream, Parent and its affiliates, or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Datastream. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which Datastream is a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on Datastream. In its financial analyses, Raymond James assumed the merger consideration had a value of $10.26 per share of common stock. Raymond James expressed no opinion as to the underlying business decision to effect the proposed merger, the structure or tax consequences of the merger agreement, or the availability or advisability of any alternatives to the proposed merger. In the capacity of rendering the opinion, Raymond James reviewed the terms of the merger agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected revenues, operating earnings, net income and capitalization of Datastream and certain other publicly held companies in businesses Raymond James believed to be comparable to Datastream; (ii) the current and projected financial position and results of operations of Datastream; (iii) the historical market prices and trading activity of the common stock of Datastream; (iv) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (v) the general condition of the securities markets. In connection with its analyses, Raymond James made judgments about whether statistical information with respect to other companies and transactions was appropriate to include in Raymond James’ analyses of the fairness of the merger consideration in this transaction, and in certain cases, Raymond James excluded statistical information with respect to other companies and transactions from its analyses that Raymond James determined was not appropriate to include in its analyses because the information varied significantly from information relating to other comparable companies or transactions or for other reasons.

In preparing its opinion to the Datastream board of directors, Raymond James performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Raymond James’ opinion or the presentation made by Raymond James to the Datastream board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

The following summarizes the material financial analyses presented by Raymond James to the Datastream board of directors at its meeting on January 4, 2006, which material was considered by Raymond James in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to Datastream, Parent or the proposed merger. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Raymond James’ financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Raymond James’ financial analyses.

Trading Analysis

Raymond James analyzed historical closing prices of Datastream common stock and compared them to the merger consideration of $10.26 per share. The results of this analysis are summarized below:

	Price Per Share	Implied Premium %
Merger consideration	$10.26	—
Datastream closing stock price as of January 3, 2006	8.90	15.3%
52-week high Datastream stock price (January 3, 2006)	8.90	15.3%
52-week low Datastream stock price (May 2, 2005)	5.47	87.6%

Selected Public Companies Analysis

Raymond James analyzed the relative valuation multiples of seven publicly-traded comparable enterprise software companies, including:

•	Epicor Software Corporation

•	Indus International, Inc.

•	JDA Software Group, Inc.

•	Lawson Software, Inc.

•	Manhattan Associates, Inc

•	Manugistics Group, Inc.

•	MRO Software, Inc.

Raymond James calculated various financial multiples for each company, including (i) enterprise value (market value plus debt, less cash) compared to revenue; (ii) enterprise value compared to earnings before interest, taxes, depreciation or amortization, or EBITDA, and (iii) equity value per share compared to earnings per share, using the actual reported results for the last twelve months, referred to as LTM, and Wall Street research estimates for the selected companies for the calendar years ending December 31, 2005 and 2006, referred to as CY05E and CY06E. The estimates published by Wall Street research analysts were not prepared in connection with the proposed merger or at Raymond James’ request and may or may not prove to be accurate. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Datastream based on the merger consideration of $10.26 per share. The results of this are summarized below:

	Enterprise Value / Revenue						Enterprise Value / EBITDA						Equity Value / Net Income
	LTM		CY05E		CY06E		LTM		CY05E		CY06E		LTM		CY05E		CY06E
Mean	1.8	x	1.7	x	1.6	x	12.6	x	11.4	x	9.3	x	24.2	x	24.0	x	19.8	x
Median	1.7	x	1.7	x	1.6	x	12.4	x	12.0	x	9.6	x	25.3	x	24.9	x	20.2	x
Minimum	1.1	x	1.1	x	1.2	x	9.7	x	9.3	x	7.0	x	12.9	x	16.0	x	14.6	x
Maximum	2.8	x	2.7	x	2.1	x	14.7	x	13.2	x	11.0	x	29.1	x	27.9	x	22.8	x

Merger consideration	1.7	x	1.6	x	1.5	x	14.4	x	12.8	x	9.9	x	36.1	x	28.9	x	20.9	x

Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples for each of the metrics to Datastream’s actual and projected financial results and determined the implied equity price per share of Datastream common stock and then compared those implied equity values per share to the merger consideration of $10.26 per share. The results of this are summarized below:

	Enterprise Value / Revenue			Enterprise Value / EBITDA			Equity Value / Net Income
	LTM	CY05E	CY06E	LTM	CY05E	CY06E	LTM	CY05E	CY06E
Mean	$10.67	$10.70	$10.65	$9.29	$9.41	$9.78	$6.65	$8.22	$9.56
Median	10.38	10.45	10.74	9.19	9.80	10.00	6.95	8.53	9.76
Minimum	7.85	7.98	8.39	7.75	8.14	8.02	3.54	5.48	7.04
Maximum	15.40	15.40	12.96	10.44	10.48	11.12	7.99	9.57	11.00

Merger consideration	$10.26	$10.26	$10.26	$10.26	$10.26	$10.26	$10.26	$10.26	$10.26

Selected Transaction Analysis

Raymond James analyzed publicly available information relating to selected acquisitions of public enterprise software companies and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Acquiror	Target	Acquiror	Target

• Progress Software Corp	NEON Systems, Inc.	• Progress Software Corp	Persistence Software, Inc.

• Silver Lake Partners	Serena Software, Inc.	• Inovis International, Inc.	QRS Corporation

• Golden Gate Capital	GEAC Computer Corporation Limited	• Comvest Investment Partners	Catalyst International, Inc.

• Autonomy Corporation	Verity Inc, Inc.	• BMC Software, Inc.	Marimba, Inc.

• Schneider Electric SA	Citect Corporation	• Hewlett-Packard Company	Novadigm, Inc.

• Hewlett-Packard Company	Peregrine Systems, Inc.	• CDC Corporation	Pivotal Corporation

• Oracle Corporation	Siebel Systems, Inc.	• Epicor Software Corporation	Scala Business Solutions NV

• BEA Systems, Inc.	Plumtree Software, Inc.	• CDC Corporation	Ross Systems, Inc.

• SSA Global Technologies, Inc.	E.piphany, Inc.	• SSA Global Technologies Inc.	EXE Technologies, Inc.

• Concerto Software, Inc.	Aspect Communications Corporation	• Ascential Software Corporation	Mercator Software, Inc.

• Sun Microsystems, Inc.	SeeBeyond Technology Corporation	• Hyperion Solutions Corporation	Brio Software, Inc.

• Computer Associates International, Inc.	Niku Corporation	• The Sage Group plc	Timberline Software Corporation

• Lawson Software, Inc.	Intentia International AB	• GEAC Computer Corporation Limited	Comshare, Inc.

• Golden Gate Capital	Blue Martini Software, Inc.	• Vector Capital	Corel Corporation

• Oracle Corporation	Retek Inc.	• Battery Ventures	Made2Manage Systems, Inc.

• Infor International Limited	MAPICS, Inc.	• SunGard Data Systems, Inc.	H.T.E., Inc.

• Activant Solutions, Inc.	Speedware Corporation, Inc.	• SunGard Data Systems, Inc.	Caminus Corporation

• Trilogy, Inc.	Selectica, Inc.	• Thoma Cressey Equity Partners	Prophet 21, Inc.

• UGS Corp	Tecnomatix Technologies LTD

Raymond James examined the valuation multiple of transaction enterprise value compared to the target companies’ revenue for twelve months ended prior to announcement of the transaction, where such information was publicly available. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Datastream based on the merger consideration of $10.26 per share. Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples to Datastream’s actual last twelve months revenue to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $10.26 per share. The results of the selected transactions analysis are summarized below:

	Enterprise Value/ Last Twelve Months		Implied Equity Price
	Revenue		Per Share
Mean	1.5	x	$9.50
Median	1.3	x	8.52
Minimum	0.1	x	3.13
Maximum	3.9	x	20.43

Merger consideration	1.7	x	$10.26

Transaction Premium Analysis

Raymond James analyzed the stock price premiums paid in thirty-seven merger and acquisition transactions of public enterprise software companies announced since November 2002. Raymond James measured each transaction price per share relative to each target’s closing price per share one, five and thirty trading days prior to announcement of the transaction. Raymond James compared the mean, median, minimum and maximum premiums paid from this set of transactions to the Datastream merger consideration expressed as a premium relative to the closing stock price of Datastream one, five, and thirty trading days prior to January 4, 2006. The results of the transaction premium analysis are summarized below:

	Implied Premium
	1-day	5-day	30-day
Mean	31.6%	35.2%	46.7%
Median	27.2%	33.3%	36.1%
Minimum	1.5%	6.7%	5.6%
Maximum	92.3%	92.3%	151.7%

Merger consideration	$10.26	$10.26	$10.26
Datastream closing stock price per share	$8.90	$8.15	$8.35
Proposed Merger premium	15.3%	25.9%	22.9%

Furthermore, Raymond James applied the mean, median, minimum and maximum premiums for each of the metrics to Datastream’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $10.26 per share. The results of this are summarized below:

	Implied Equity Price Per Share
	1-day	5-day	30-day
Mean	$11.71	$11.02	$12.25
Median	11.32	10.87	11.37
Minimum	9.03	8.69	8.82
Maximum	17.12	15.67	21.02

Merger consideration	$10.26	$10.26	$10.26

Discounted Cash Flow Analysis

Raymond James analyzed the discounted present value of Datastream’s projected free cash flows for the years ending December 31, 2006 through 2009 on a standalone basis. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on projections of the financial performance of Datastream that represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Raymond James used calendar year 2009 as the final year for the analysis and applied multiples, ranging from 9.0x to 11.0x, to calendar 2009 EBITDA in order to derive a range of terminal values for Datastream in 2009.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 15.0% to 20.0%, which reflected the weighted average after-tax cost of debt and equity capital associated with companies in businesses comparable to Datastream. The resulting range of present enterprise values was adjusted by Datastream’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per share of common stock. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the merger consideration of $10.26 per share. The results of the discounted cash flow analysis are summarized below:

Equity Value/ Per Share
Minimum	$8.67
Maximum	$10.87

Merger consideration	$10.26

Additional Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’ view of the actual value of Datastream.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Datastream. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Datastream board of directors and were prepared solely as part of Raymond James’ analysis of the fairness, from a financial point of view, to the holders of Datastream common stock of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals, including appraisals for Datastream stockholders entitled to appraisal rights with respect to their shares of common stock, or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The analyses performed by Raymond James, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Raymond James’ analysis of the fairness, from a financial point of view, of the merger consideration to the holders of Datastream common stock. The consideration to be received by Datastream stockholders in the merger was determined on the basis of negotiations between Datastream and Parent. The opinion of Raymond James was one of many factors taken into consideration by the Datastream board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the Datastream board of directors’ or Datastream management’s opinion with respect to the value of Datastream. Datastream placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’ opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on January 3, 2006, and any material change in such circumstances and conditions may affect Raymond James’ opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. The board of directors of Datastream selected Raymond James to act as its financial advisor and render a fairness opinion regarding the merger because Raymond James is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with Datastream, its business and its industry.

Raymond James has performed investment banking services for Datastream in the past for which Raymond James received customary investment banking fees. In the ordinary course of business, Raymond James and its affiliates may trade in the securities of Datastream for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

For services rendered in connection with the delivery of its opinion, Datastream paid Raymond James a customary investment banking fee upon delivery of its opinion. Datastream will also pay Raymond James a customary fee for advisory services in connection with the proposed merger, which is contingent upon the closing of the merger. Datastream also agreed to indemnify Raymond James against certain liabilities arising out of its engagement and to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors, our stockholders should be aware that some of our executive officers and members of our board of directors have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to our stockholders that the merger agreement and the merger be approved and adopted.

Stock Options and Restricted Stock Held by Directors and Executive Officers

Our directors and executive officers as a group hold “in the money” options to purchase 1,318,766 shares of our common stock as of February 15, 2006, having a weighted average exercise price of $6.33. In accordance with the merger agreement, these options, together with all other outstanding options will, prior to completion of the merger, be cancelled in exchange for the right to receive a cash payment equal to $10.26 per share less the per share exercise price associated with such option. The merger will remove the remaining restrictions on shares of common stock held by our directors, executive officers and other affiliates. As a result, directors or executive officers holding “in the money options” or restricted stock may have a financial interest that is different from, or in addition to, the interests of our common stockholders.

Indemnification; Directors and Officers Insurance

Pursuant to the merger agreement, the surviving corporation is required to indemnify all persons who are serving or have served as a director, officer, employee or agent of Datastream prior to the effective time of the merger against any and all claims to which such parties become subject by virtue of their prior service. The surviving corporation’s obligation lasts until 180 days after the expiration of all applicable statutes of limitations. In addition, the merger agreement contemplates that we will obtain a directors’ and officers’ liability insurance tail policy for our current and former directors and officers, which will provide coverage for claims asserted against them relating to their service prior to the merger.

The Voting Agreements

As a condition and inducement to Parent and Merger Sub entering into the merger agreement, certain of our executive officers, in their capacities as Datastream stockholders, entered into voting agreements with Parent and Merger Sub, dated as of January 4, 2006, pursuant to which each of these stockholders agreed, among other things, to vote the shares of Datastream common stock that they beneficially own in favor of adoption of the merger agreement. As of the date of execution of the voting agreements, these stockholders collectively exercised voting control over approximately 13.3% of the issued and outstanding shares of Datastream common stock.

The voting agreements require each of these stockholders, among other things, to vote the subject shares in favor of adoption of the merger agreement and against any acquisition proposal or any other proposal made in opposition to or competition with consummation of the merger and the merger agreement. In addition, in the event a stockholder fails to act in accordance with his voting obligations under the voting agreement, the voting agreements grant Parent and Merger Sub an irrevocable proxy to vote the subject shares in accordance with those voting obligations.

These stockholders have also agreed not to transfer, assign, sell, gift-over, pledge or otherwise dispose of the subject shares, other than (i) a gift to the stockholder’s spouse or issue, (ii) to a trust for the benefit of the stockholder or his spouse or issue, (iii) effected pursuant to the stockholder’s will or the laws of intestate succession, or (iv) a gift to a civic or other charitable organization if the transferee agrees to be bound by the terms of the voting agreement.

Each voting agreement and the proxy granted under the voting agreement will terminate upon the earlier to occur of (i) the effective time of the merger, or (ii) the termination of the merger agreement in accordance with its terms.

THE MERGER AND THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, but does not describe all of the terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this proxy statement and incorporated herein by this reference. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The description of the merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings Datstream makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that we, Parent and Merger Sub have made to each other as of the date of the merger agreement or other specific dates. The assertions embodied in those representations and warranties were made solely for the purposes of the contract between us, Parent and Merger Sub and are qualified by information in confidential disclosure schedules that we, Parent and Merger Sub have exchanged in connection with signing the merger agreement. These disclosure schedules contain information that has been included in Datastream’s general prior public disclosures, as well as potential additional non-public information. While we do not believe that they contain information that securities laws require us to publicly disclose other than information that has already been disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Additionally, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Datatream’s public disclosures. Moreover, certain representations and warranties may not be complete or accurate because they are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk between us and Parent and Merger Sub rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

The Merger

The merger agreement provides that, upon and subject to the terms and conditions of the agreement, and in accordance with Delaware law, Merger Sub will be merged with and into our company. At that time, Merger Sub’s separate corporate existence will cease, and we will continue as the surviving corporation. Following the merger, we will be a privately-held corporation and an indirect wholly-owned subsidiary of Infor. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger. The merger is expected to occur within five business days after all conditions specified in the merger agreement have been satisfied or waived, or April 14, 2006, whichever is later.

Upon the effective time of the merger, you will cease to have ownership interests in Datastream or rights as one of our stockholders. Accordingly, you will not participate in any future earnings or growth of Datastream and will not benefit from any appreciation in the value of our business. Instead, your shares of our common stock will be converted into the right to receive $10.26 per share in cash, without interest, as more fully described below.

Our common stock is currently quoted on the Pink Sheets Electronic Quotation System, which we refer to as the Pink Sheets, under the symbol “DSTM.PK.” After the merger, our common stock will cease to be quoted on the Pink Sheets, and there will be no public market for our common stock. Our common stock is also registered with the SEC under the Exchange Act. Following the merger, we expect to deregister our shares of common stock and cease to be a public reporting company. Accordingly, we will no longer be required to file periodic and current reports with the SEC, such as annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K.

At the effective time of the merger, the directors of Merger Sub in office immediately prior to the effective time of the merger will become the directors of Datastream. The officers of Datastream in office immediately prior to the effective time of the merger will continue as our officers. Also at the effective time of the merger, our certificate of incorporation and bylaws will be replaced with the certificate of incorporation and bylaws of Merger Sub, except to reflect that the name of the surviving corporation will remain “Datastream Systems, Inc.”

Merger Consideration

Upon consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by stockholders who are entitled to and who have properly exercised appraisal rights, and shares held by us or Parent or its subsidiaries) will be converted into the right to receive $10.26 in cash, without interest or dividends, less any applicable withholding taxes. Each share of our common stock owned by us or Parent or its subsidiaries will be cancelled and retired and cease to exist with no consideration deliverable in exchange for these shares.

Treatment of Options

At the effective time of the merger, each holder of an outstanding option to acquire our common stock will, in settlement thereof, receive for each share subject to each such option that is vested and exercisable as of the effective time, an amount in cash equal to the difference between $10.26 and the per share exercise price of such option, which we refer to as the option consideration, to the extent such difference is a positive number and subject to any applicable withholding taxes. Upon receipt of the option consideration described above, each such option will be cancelled. We have agreed to take all necessary actions to ensure that all of our stock option plans terminate as of the effective time of the merger.

Treatment of Purchase Plan

All outstanding rights to purchase shares of our common stock under our employee stock purchase plan immediately prior to the effective time will be terminated and cancelled and will no longer represent the right to acquire our common stock or stock of the surviving corporation. We will refund payroll deductions credited to the account of each holder of an outstanding right under our employee stock purchase plan without interest in accordance with the terms of the purchase plan. We have agreed to take all necessary actions to ensure that our purchase plan terminates as of the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties that we made to Parent and Merger Sub. Generally, these representations and warranties are typical for transactions such as the merger and include representations and warranties relating to:

•	our corporate existence, good standing and authority;

•	our organizational documents;

•	our capitalization and rights to acquire our capital stock;

•	our authority to enter into the merger agreement and related agreements and to consummate the merger;

•	certain information about our subsidiaries;

•	our assertion that entering into the merger agreement and consummating the merger will not conflict with or violate our organizational documents, the law or certain agreements to which we are a party, or give any other person rights against us that such person would not otherwise have;

•	our having filed all required documents with the SEC and our representation that such documents comply with the law;

•	the accuracy of our financial statements and other public filings with the SEC;

•	our having complied with all laws applicable to our business, properties and assets;

•	the absence of any material changes in our business since December 31, 2004;

•	the amounts which may become payable to our employees as a result of the merger agreement or the merger;

•	the existence of any material litigation pending against us;

•	the accuracy of the information contained in this proxy statement and our representation that it complies with the law;

•	our employee benefit plans, tax obligations, intellectual property, licenses and permits, material contracts, compliance with environmental laws, properties and assets, labor matters and insurance;

•	the amendment of our rights plan;

•	any related party transactions;

•	the receipt of a fairness opinion from Raymond James, our financial advisor, to the effect that, as of the date of such opinion, the consideration to be received by the holders of our common stock is fair from a financial point of view to such holders;

•	the absence of any brokers retained by us other than Raymond James;

•	expenses that have been incurred or which may be incurred by us and paid or payable to any investment banker, financial advisor or similar broker;

•	the declaration by the board of directors of the advisability of the merger agreement, its approval of the merger agreement and its recommendation that our stockholders approve and adopt the merger agreement; and

•	certain other technical and factual items relevant to the merger.

The merger agreement also contains representations and warranties that Parent and Merger Sub made to us. These relate to:

•	Parent’s and Merger Sub’s corporate existence, good standing and authority;

•	Parent’s and Merger Sub’s authority to execute the merger agreement;

•	Parent’s and Merger Sub’s assertion that entering into the merger agreement and consummating the merger will not violate their organizational documents, the law or certain agreements to which they are a party, or give any other person rights against them that such person would not otherwise have;

•	the absence of any material litigation pending against Parent or Merger Sub or any of their subsidiaries that would affect their ability to consummate the merger;

•	the disclosure to us of debt and equity commitment letters providing for the financing of the merger and the adequacy of the financing contemplated by such letters to permit Merger Sub, subject to the conditions contained in the merger agreement and in the commitment letters, to consummate the merger;

•	the absence of any brokers retained by Parent or Merger Sub; and

•	the accuracy of the information Parent or Merger Sub provides to us for inclusion in this proxy statement.

Many of the representations and warranties made by each party in the merger agreement are qualified by a materiality standard. This standard requires the representations and warranties to which it applies to be true except in the cases where their failure to be true would not have a “material adverse effect” on the party as a whole. The merger agreement defines the term “material adverse effect” (i) when used with respect to us, as any circumstance, effect, event or change that is, or is reasonably likely to be, materially adverse to the business, assets, financial condition or results of operations of us and our subsidiaries, taken as a whole, but excludes effects resulting from certain events, changes and circumstances as described more fully in the merger agreement, or prevents our ability and the ability of our subsidiaries to perform our obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, and (ii) when used with respect to Parent or Merger Sub, as any effect, event or change that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Parent and Merger Sub to perform in all material respects their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement. Pursuant to the terms of the merger agreement, the representations and warranties made in the merger agreement will not survive after the effective time of the merger.

Covenants

We have made certain agreements with Parent and Merger Sub relating to actions that we will or will not take between the date on which we signed the merger agreement and the effective time of the merger, subject to certain limited exceptions set forth in the agreement. These agreements are customary in transactions such as the merger. The agreements that we have made include but are not limited to:

•	refraining from enumerated actions and certain other extraordinary actions relating to our company or our business or which are inconsistent with actions that we take in the ordinary course of business without Parent’s consent;

•	taking certain actions with respect to the preparation of this proxy statement and in preparation for the special meeting;

•	using commercially reasonable efforts to seek any approvals and taking any lawful actions necessary to consummate the merger and seeking early termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, or any foreign merger control or competition laws and regulations, if applicable;

•	allowing representatives of Parent and Merger Sub to inspect our corporate books and records and providing Parent and Merger Sub with information relating to our business and operations;

•	notifying Parent and Merger Sub of certain enumerated matters;

•	committing us to take certain actions with respect to indemnification and provision of insurance for our directors and officers;

•	committing us to use our commercially reasonable efforts to consummate the merger;

•	terminating our 401(k) retirement plan;

•	not soliciting any third party acquisition proposals and notifying Parent if we receive a third party acquisition proposal;

•	not amending, modifying or waiving any material provision of any confidentiality or standstill agreement to which we are a party;

•	using commercially reasonable efforts to make any required filings with the SEC;

•	committing us to provide all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent and its affiliates in connection with the merger;

•	making any modification to or taking any action under our rights plan except as otherwise provided in the merger agreement;

•	providing Parent with the opportunity to participate in the defense of any stockholder litigation relating to the merger agreement or the merger; and

•	working cooperatively with Parent to implement a transition plan to integrate our business with that of Parent and its affiliates.

Parent has made certain agreements with us in the merger agreement relating to actions that it will or will not take between the date of the merger agreement and the effective time of the merger. The agreements include:

•	taking certain actions with respect to the preparation of this proxy statement;

•	using commercially reasonable efforts to seek any approvals and taking any lawful actions necessary to consummate the merger and seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable;

•	notifying us of certain enumerated matters;

•	committing to take certain actions with respect to indemnification of our directors and officers;

•	committing to use commercially reasonable best efforts to consummate the merger;

•	using commercially reasonable efforts to fully satisfy in all material respects the terms and conditions set forth in its commitment letters and to enter into definitive agreements with respect to the financings contemplated by the commitment letters no later than the effective time of the merger;

•	providing us with the opportunity to participate in the defense of any stockholder litigation relating to the merger agreement or the merger;

•	working cooperatively with us to implement a transition plan to integrate our business with that of Parent and its affiliates; and

•	offering our employees participation in its employee benefit plans and programs on the same terms and conditions as such plans and programs are provided to similarly situated employees of Parent and its subsidiaries.

Acquisition Proposals

We have agreed that, until the earlier of the effective time of the merger or the termination of the merger agreement, we will not, nor will we authorize or permit any of our subsidiaries and their affiliates, or our officers, directors, employees, agents or advisors to:

•	solicit, initiate or encourage or take any other action to knowingly facilitate any third party acquisition proposal or any proposal that constitutes or may reasonably be expected to lead to a third party acquisition proposal;

•	enter into, maintain, continue or participate in any discussions or negotiations with, furnish any information relating to us or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to make an acquisition proposal; or

•	enter into any agreement, arrangement or understanding with respect to a third party acquisition proposal.

Notwithstanding the foregoing, prior to the adoption of the merger agreement by our stockholders at the special meeting, we may engage in negotiations or discussions with and provide information to any third party that makes an unsolicited acquisition proposal so long as:

•	our board of directors determines in good faith (after consultation with its independent outside legal counsel) that such action is necessary for our board of directors to comply with its fiduciary obligations to our stockholders;

•	the acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined in the merger agreement);

•	prior to furnishing any of our information to, or engaging in discussions or negotiations with, such third party, such third party executes a confidentiality agreement with us;

•	we provide Parent oral and written notice of the receipt of the acquisition proposal or any inquiry regarding the making of an acquisition proposal (including any request for information), the terms and conditions of the acquisition proposal or inquiry and, unless prohibited by the terms of any confidentiality agreement in place as of the date of the merger agreement, the identity of such third party;

•	we provide Parent oral and written notice of any action we propose to take with respect to an acquisition proposal; and

•	we keep Parent fully informed of the status of and details (including amendments and proposed amendments) of such request, inquiry or acquisition proposal.

We may, at any time prior to the adoption of the merger agreement by our stockholders, terminate the merger agreement in respect of any acquisition proposal in accordance with the terms of the merger agreement only if:

•	such acquisition proposal constitutes a superior proposal; and

•	our board of directors determines in good faith (after consultation with independent outside legal counsel) that such action is necessary for our board of directors to comply with its fiduciary duties to our stockholders.

In addition, we may take and disclose to our stockholders a position contemplated by Rules 14d-9 or 14e-2 under the Exchange Act with regard to any tender offer so long as we, our board of directors and all of our representatives comply with the above requirements. We agreed to immediately cease any and all existing activities, discussions or negotiations with any parties with respect to any third party acquisition proposal, and we agreed to use our reasonable efforts to cause any such parties in possession of our nonpublic information to return or destroy all such information.

Public Disclosure

We and Parent have agreed not to issue, without first consulting with the other parties, any press release or other public announcement with respect to the merger agreement or the merger, except as and to the extent that it is required by applicable law or regulation.

Conditions

The consummation of the merger is subject to certain conditions contained in the merger agreement that if not waived, must have occurred or be true. If those conditions have not occurred or are not true, either we or Parent and Merger Sub would not be obligated to effect the merger. If we waive any of the conditions to the merger, we will not re-solicit proxies.

Conditions to the obligation of all parties to complete the merger include:

•	stockholders holding at least a majority of our outstanding shares of common stock entitled to vote must have adopted the merger agreement;

•	no law, injunction or other order, decree, rule or regulation of any governmental authority can be in effect which prevents or prohibits the consummation of the merger or otherwise imposes material limitations on the ability of Parent and Merger Sub to effectively acquire or hold our business and the business of our subsidiaries;

•

the parties must have obtained all consents, approvals, permits of and authorizations from, and made all filings with and notifications to, governmental regulatory authorities necessary for the execution, delivery and performance of the merger agreement, except where the failure to do so would not have a material adverse effect on us (it being agreed and understood that the failure to obtain any competition, merger control or similar approval of any jurisdiction would be reasonably expected to have a material adverse effect on us); and

•	the expiration or termination of the waiting periods under the HSR Act or applicable merger control or competition laws or regulations.

Conditions to Parent’s and Merger Sub’s obligations to complete the merger include:

•	certain of our representations and warranties must be true and correct in all respects unless the effect of all breaches of such representations and warranties taken together results in additional cost, expense or liability to us of less than $100,000 in the aggregate and all of our other representations and warranties must be true and correct in all material respects with only such exceptions as would not have a material adverse effect on us;

•	we must have in all material respects performed all our obligations and complied with all agreements and covenants that must be performed by us before the effective time of the merger and we must have in all respects complied with our obligation to achieve certain cash on hand requirements upon closing (as more fully described under the heading “Payment of Merger Consideration and Surrender of Stock Certificates”);

•	we must satisfy, in accordance with the terms of Parent’s debt commitment letter, a condition precedent regarding the amount of our minimum net income plus tax, interest, depreciation, amortization, restructuring, equity-based compensation, restatement and deal costs for the twelve months ended December 31, 2005 or March 31, 2006, depending on whether the effective time occurs prior to or on or after April 10, 2006;

•	from the date of the merger agreement through the effective time, we must not have experienced any circumstance, event, effect or change that has had, or could reasonably be expected to have, a material adverse effect on us;

•	there must not be pending any governmental suit, action or proceeding or other nonfrivolous private party suit, action or proceeding that would challenge, restrain or prohibit the merger and related transactions or place certain limitations on us or Parent and Merger Sub;

•	not more than 10% of the holders of our outstanding shares of common stock can have demanded appraisal of their shares under Delaware law;

•	all of our directors must have resigned as of the effective time; and

•	we must deliver certain other documents and certificates.

Parent and Merger Sub have agreed that if certain conditions to their obligations under the merger agreement have been satisfied prior to April 14, 2006, Parent and Merger Sub shall be deemed to have waived certain other conditions with respect to the time period between the date that the satisfied conditions were satisfied and the consummation of the merger.

Conditions to our obligation to complete the merger include:

•	certain of Parent’s and Merger Sub’s representations and warranties must be true and correct in all respects and all of their other representations and warranties must be true and correct in all material respects with only such exceptions as would not have a material adverse effect on their ability to perform their obligations under the merger agreement;

•	Parent and Merger Sub must have in all material respects performed all their obligations and complied with all agreements and covenants that must be performed by them before the effective time of the merger; and

•	Parent and Merger Sub must deliver certain other documents and certificates.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our stockholders of the merger agreement, in any of the following ways:

•	by mutual consent of the parties to the merger agreement;

•	by Parent, Merger Sub or us if:

•	a law or regulation of any competent authority prohibits the merger or a court or a governmental authority has issued a final nonappealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger and the party seeking termination is not otherwise in breach of the merger agreement;

•	the merger has not been consummated by June 30, 2006, and the delay is not a result of a breach of the merger agreement by the party seeking such termination; or

•	the merger agreement is not adopted by the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting, including any adjournment or postponement thereof.

•	by Parent and Merger Sub if:

•	we breach in any material respect any of our representations, warranties, covenants or agreements set forth in the merger agreement and (i) such breach gives rise to a failure of certain conditions placed on us, (ii) such breach is not cured within thirty days, and (iii) Parent and Merger Sub have not committed an uncured breach at the time of such breach;

•	our board of directors (i) withdraws, modifies or changes, in a manner adverse to Parent and Merger Sub, its approval and favorable recommendation of the merger and the merger agreement or (ii) approves or recommends to our stockholders, takes no position with respect to, or fails to recommend against acceptance of a third party acquisition proposal; or

•	we fail to timely call the special meeting.

•	by us if:

•	Parent or Merger Sub breaches in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement and (i) such breach gives rise to a failure of certain conditions placed on Parent and Merger Sub, (ii) such breach is not cured within thirty days, and (iii) we have not committed an uncured breach at the time of such breach;

•	the conditions to the obligation of all parties and of Parent and Merger Sub to complete the merger are satisfied or deemed to have been waived and Parent and Merger Sub fail to consummate the merger on the business day immediately following the later to occur of (i) the fifth business day following the satisfaction of those conditions or (ii) April 14, 2006; or

•	at any time prior to the adoption of the merger agreement by our stockholders, we receive an acquisition proposal that constitutes a superior proposal and our board or directors determines in good faith (after consultation with independent outside legal counsel) that termination of the merger agreement is necessary for our board of directors to comply with its fiduciary duties to our stockholders.

Expenses; Termination Fee

Except as described below, each party to the merger agreement will pay its own fees and expenses in connection with the merger and related transactions. However, each of Parent and Datastream will bear one half of the fees of any required governmental filing necessary to consummate the merger and related transactions.

We have agreed to pay Parent a termination fee of $3.25 million if:

•	the merger agreement is terminated because (i) the merger is not completed by June 30, 2006 or (ii) the merger agreement is not adopted by the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting; and

•	a third party acquisition proposal, or an intention to make a third party acquisition proposal, has been publicly announced and not publicly withdrawn at least two business days prior to the time of such termination of the merger agreement or failure to obtain stockholder approval.

In addition, if we subsequently enter into a definitive agreement with respect to, or close, any transaction resulting from a third party acquisition proposal at any time within nine months following such termination, we have agreed to pay Parent an additional termination fee of $3.25 million.

We have also agreed to pay Parent a termination fee of $6.5 million if the merger agreement is terminated:

•	by Parent and Merger Sub because our board of directors (i) withdraws, modifies or changes, in a manner adverse to Parent and Merger Sub, its approval and favorable recommendation of the merger and the merger agreement or (ii) approves or recommends to our stockholders, takes no position with respect to, or fails to recommend against acceptance of a third party acquisition proposal;

•	by Parent and Merger Sub because we fail to timely call the special meeting; or

•	by us because at any time prior to the adoption of the merger agreement by our stockholders, we receive an acquisition proposal that constitutes a superior proposal and our board or directors determines in good faith (after consultation with independent outside legal counsel) that termination of the merger agreement is necessary for our board of directors to comply with its fiduciary duties to our stockholders.

In addition, we have agreed to reimburse Parent and Merger Sub for their expenses up to an amount not to exceed $3.0 million in the aggregate if the merger agreement is terminated because:

•	we breach in any material respect any of our representations, warranties, covenants or agreements set forth in the merger agreement (other than our representation regarding non-governmental litigation challenging the merger) and (i) such breach gives rise to a failure of certain conditions placed on us, (ii) such breach is not cured within thirty days, and (iii) Parent and Merger Sub have not committed an uncured breach at the time of such breach; or

•	the merger agreement is not adopted by the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting, but only if a termination fee is not otherwise payable pursuant to the merger agreement.

Parent has agreed to pay to us a termination fee of $6.5 million if the merger agreement is terminated by us because:

•	Parent or Merger Sub breaches in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement and (i) such breach gives rise to a failure of certain conditions placed on Parent and Merger Sub, (ii) such breach is not cured within thirty days, and (iii) we have not committed an uncured breach at the time of such breach; or

•	if the conditions to the obligation of all parties and of Parent and Merger Sub to complete the merger are satisfied and Parent and Merger Sub fail to consummate the merger on the business day immediately following the later to occur of (i) the fifth business day following the satisfaction of those conditions or (ii) April 14, 2006.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties to the merger agreement, in writing, at any time before or after our stockholders adopt the merger agreement, except that after our stockholders adopt the merger agreement, we cannot amend the merger agreement if the proposed amendment would require further approval of our stockholders under applicable law. At any time prior to the effective time of the merger, the parties to the merger agreement may extend the time for the performance of any obligation of the other party or waive any inaccuracies in the representations and warranties made by the other party or waive compliance with any agreement or condition in the merger agreement.

Regulatory Approvals

The HSR Act and the rules and regulations promulgated thereunder require that we and Parent and Merger Sub file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. We and Parent and Merger Sub received notice of the early termination of the statutory waiting period under the HSR Act on February 1, 2006.

We and Parent and Merger Sub are also required to make comparable filings with antitrust authorities in Germany. We and Parent and Merger Sub filed the necessary forms with antitrust authorities in Germany on February 1, 2006.

Payment of Merger Consideration and Surrender of Stock Certificates

We and Parent and Merger Sub have appointed American Stock Transfer & Trust Company to act as the exchange agent for purposes of making the cash payments contemplated by the merger agreement. The exchange agent will, pursuant to irrevocable instructions, deliver to you the merger consideration according to the procedure summarized below.

Promptly following the effective time of the merger, there will be deposited in trust with the exchange agent cash in U.S. dollars in an aggregate amount equal to the merger consideration to be paid to all of our stockholders. We refer to this amount as the payment fund. Prior to the effective time, we have agreed to deposit into the payment fund $47.5 million plus the aggregate amount received by us between the date of the merger agreement and the effective time in connection with any and all stock option exercises, but minus the aggregate amount of option consideration to be paid in accordance with the merger agreement. This deposit by us is referred to as the minimum company cash deposit. In addition, as of the effective time of the merger, we have agreed to:

•	have sufficient freely available cash (as that term is defined in the merger agreement) after payment of the minimum company cash deposit to pay:

•	the aggregate amount of option consideration to be paid in accordance with the merger agreement,

•	any of our unpaid expenses related to the merger agreement, merger or sale process of our company,

•	the aggregate amount payable to our employees as a result of the merger agreement or the merger, and

•	the cost of a tail liability insurance policy for our directors and officers; and

•	use commercially reasonable efforts to deposit all other freely available cash into the payment fund after taking into account our reasonable short-term working capital needs.

As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the exchange agent your certificates in exchange for the merger consideration. Upon the surrender for cancellation to the exchange agent of your certificates, together with a letter of transmittal, executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the exchange agent will promptly pay to you merger consideration of $10.26 per share of your common stock represented by such certificates. No interest will be paid or accrued in respect of the merger consideration. Payments of the merger consideration also may be reduced by applicable withholding taxes.

You should not forward your stock certificates to the exchange agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

At and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to receive the merger consideration, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares pursuant to Delaware law, and no transfer of shares of our common stock will be made on our stock transfer books.

Certificates presented to us after the effective time will be cancelled and exchanged for cash as described above.

Financing of the Merger

Debt Financing

Infor has entered into a commitment letter pursuant to which JPMorgan Chase Bank, N.A., Wells Fargo Foothill, Inc., J.P. Morgan Securities Inc. and Credit Suisse, Cayman Islands Branch have agreed, on the terms and subject to the conditions in the commitment letter, to provide an $80 million first lien senior secured term loan facility and a $40 million second lien senior secured term loan facility. The commitment letter further provides that the commitments shall be increased to provide additional debt financing sufficient to retire indebtedness under Infor’s existing credit facility in the event that indebtedness has not been retired prior to the consummation of the merger. These financial institutions have the option of arranging to have other financial institutions provide portions of these facilities.

The obligation of the financial institutions to provide the debt financing on the terms outlined in the debt commitment letter is subject to the following conditions, among others:

•	the financial institutions not becoming aware that any information made available to them was incomplete or incorrect in any material respect if the substance of such inaccuracy or omission would reasonably be expected to result in a material adverse effect on Datastream;

•	there not having occurred any material adverse effect on Infor or Datastream;

•	the availability of a specified amount of freely available cash of Infor;

•	the availability of not less than $47.5 million of freely available cash of Datastream;

•	the receipt by Infor of the proceeds of the equity financing described below;

•	the absence of any indebtedness of Infor and Datastream other than the debt financing contemplated by the debt commitment letters;

•	the financial institutions having received certain financial statements and related information of Infor and of Datastream for certain prior fiscal periods and a pro forma consolidated balance sheet;

•	receipt of evidence confirming the solvency of Infor (after giving effect to the merger and the related financings);

•	Datastream having achieved a trailing twelve month EBITDA (as defined in the commitment letter) of not less than $9.0 million;

•	negotiation, execution and delivery of definitive loan documentation;

•	consummation of the merger and the related financing transactions in accordance with applicable law, the merger agreement and all other related documents (without giving effect to any amendments or waivers that are adverse to and not approved by the financial institutions);

•	the merger and the related financing transactions not violating any applicable law that would result in a material adverse effect on Infor or Datastream or having a material adverse effect on Infor or Datastream as a result of any conflict with, or default or event of default under, any of Datastream’s or its subsidiaries’ agreements;

•	obtaining all material governmental approvals or consents to the merger and there being no governmental or judicial action (actual or threatened) that could reasonably be expected to restrain, prevent or impose burdensome conditions on the merger and the related financing transactions;

•	Infor and Datastream using commercially reasonable efforts to have the credit facilities rated by S&P and Moody’s not less than 30 days prior to the consummation of the merger; and

•	delivery of reasonably satisfactory legal opinions, lien searches, title insurance and documentation providing for valid perfected security interests in specified collateral.

The commitment letter provides that the definitive loan documents will contain, among other things:

•	representations and warranties;

•	affirmative, negative, and financial covenants; and

•	events of default.

These terms are described in the commitment letter but have not yet been agreed upon.

Borrowings under the credit facilities will bear interest, at Infor’s option, at the London interbank offered rate or the base rate, in each case plus a margin.

The financial institutions’ commitments under the debt commitment letter expire on June 30, 2006 if the merger has not been completed by that time.

Equity Financing

Infor has entered into a commitment letter pursuant to which Golden Gate Private Equity, Inc. has agreed, on the terms and subject to the conditions in the commitment letter, to invest up to $35 million in cash as a source of funds required to consummate the merger. The obligation of Golden Gate Capital to provide the equity financing on the terms outlined in the equity commitment letter is subject to the receipt by Infor of the financing proceeds contemplated by the debt commitment letter, consummation of the merger and satisfaction of the conditions precedent to Infor’s obligation to complete the merger. The equity commitment from Golden Gate Capital expires upon the first to occur of (a) the consummation of the merger, (b) the termination of the merger agreement and (c) the termination of the debt commitment letter in accordance with its terms.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to stockholders who will receive cash pursuant to the merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences of the merger to the holders of our common stock.

The following discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular stockholders in light of their personal circumstances or to stockholders subject to special treatment under some U.S. federal income tax laws, including, but not limited to:

•	banks, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, S corporations, partnerships, mutual funds, brokers, dealers, or traders in securities or foreign currencies, or traders in securities that elect a mark-to-market method of tax accounting;

•	stockholders who hold shares of our common stock as part of a “straddle,” a “hedge,” “integrated transaction” or a “conversion transaction” for U.S. federal income tax purpose;

•	stockholders who acquired their shares of common stock through the exercise of warrants, employee or director stock options or otherwise as compensation; and

•	foreign persons or persons who have a functional currency other than the U.S. dollar.

All stockholders are strongly urged to consult their own tax advisors as to the specific U.S. federal income tax consequences of the merger to them.

Tax Treatment of Holders of Our Common Stock

Our stockholders who receive cash for their shares of common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the tax basis of the shares exchanged in the merger. If a stockholder holds shares of our common stock as a capital asset, the gain or loss will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the stockholder’s holding period for the shares is more than one year as of the effective date of the merger. The deductibility of long-term capital losses is subject to limitations.

Cash payments pursuant to the merger may be subject to a backup withholding tax of 28% unless the stockholder (1) certifies to the exchange agent in the manner requested that it is not subject to backup withholding or that it is an “exempt recipient” (in general, corporations and certain other entities), or (2) provides a correct taxpayer identification number to the exchange agent in the manner requested, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts subject to backup withholding may be credited against a stockholder’s actual U.S. federal income tax liability, which may entitle the stockholder to a refund. Foreign stockholders should consult their tax advisors with respect to the application of withholding rules to any cash payments received in the merger.

This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction or any other taxation, and is not a comprehensive description of all of the U.S. federal income tax consequences that may be relevant to any particular holder of our common stock. All stockholders are strongly urged to consult their own tax advisors as to the specific tax consequences of the merger to them.

APPRAISAL RIGHTS

Under Delaware law, if you do not wish to accept the $10.26 per share cash payment provided for in the merger agreement, you have the right to seek appraisal of your shares of Datastream common stock and to receive payment in cash for the fair value of your Datastream common stock, as determined by a Delaware Court of Chancery. The “fair value” of your shares as determined by the Court of Chancery may be more or less than, or the same as, the $10.26 per share that you are entitled to receive under the terms of the merger agreement. Stockholders who elect to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law, or DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights. A copy of Section 262 is attached to this proxy statement as Appendix C.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Datastream’s notice to our stockholders that appraisal rights are available in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C since failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	you must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken, which must reasonably inform us of the identity of the holder of record of our common stock who intends to demand appraisal of his, her or its shares of common stock; and

•	you must not vote in favor of adoption of the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, then you will be entitled to receive payment for your shares of our common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

All demands for appraisal should be addressed to the General Counsel of Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605, before the vote on the merger is taken at the special meeting. All demands for appraisal should be executed by, or on behalf of, the record holder of the shares of our common stock for which appraisal is sought. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a stockholder of Datastream must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, Datastream, as the surviving corporation in the merger, must give written notice that the merger has become effective to each Datastream stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the payment specified by the merger agreement for that stockholder’s shares of our common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition if there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger, upon written request, will be entitled to receive from Datastream, as the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of the merger and the aggregate number of holders of shares for which demands for appraisal have been received.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Datastream, as the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded appraisal, the Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Court of Chancery may require stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Court of Chancery will appraise the shares, determining their fair value taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. If a selected public companies analysis is used as a methodology to appraise the shares, one factor the Court of Chancery may consider is an implicit minority discount as the implied equity values are based in part on stock market prices for minority shares. When the value is determined, the Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares. The Court of Chancery may determine to direct the surviving corporation to pay interest on the fair value accrued while the appraisal proceeding was pending to the stockholders who exercised their appraisal rights.

In determining fair value, the Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more or less than, or the same as, the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of that stockholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $10.26 per share cash payment for shares of the stockholder’s Datastream common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of Datastream and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the following table sets forth information as of February 15, 2006, regarding the beneficial ownership of our common stock by each person known by us to own more than 5% of any class of our voting securities, each of our directors, our executive officers named below, and all directors and executive officers as a group. The number of shares of common stock issued and outstanding as of February 15, 2006 was 20,027,172.

Pursuant to SEC rules, the number of shares of common stock beneficially owned by a specified person or group includes shares issuable pursuant to stock options held by such person or group that may be exercised within 60 days after February 15, 2006. Such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

The persons named in the table gave us the stock ownership information about themselves. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

Name of Beneficial Owner+	Amount and Nature of Beneficial Ownership		Percent Of Class
Larry G. Blackwell	2,451,818	(1)	12.1%
Javier Buzzalino	247,167	(2)	1.2%
C. Alex Estevez	472,259	(3)	2.3%
John M. Sterling, III	827,354	(4)	4.1%
Bradley T. Stevens	229,767	(5)	1.1%
Richard T. Brock	45,000	(6)	*
Ira D. Cohen	36,000	(7)	*
Robert C. Davis	31,400	(8)	*
James C. Ryan, Jr.	37,000	(9)	*
James R. Talton, Jr.	34,915	(10)	*
All current directors and executive officers as a group (10 persons)	4,412,680	(11)	20.3%

Other Stockholders
Magellan Holdings, Inc.	3,751,431	(12)	17.8%
Eagle Asset Management, Inc.	3,125,985	(13)	15.6%
Brown Capital Management, Inc.	2,221,800	(14)	11.1%
Roumell Asset Management, LLC	1,056,241	(15)	5.3%

+	Unless otherwise indicated, the address of each of the beneficial owners identified is 50 Datastream Plaza, Greenville, South Carolina 29605.
(1)	Includes 221,920 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006. In connection with the merger agreement, Mr. Blackwell has entered into a voting agreement with Parent and Merger Sub pursuant to which Mr. Blackwell has agreed, among other things, to vote his shares of Datastream common stock in favor of adoption of the merger agreement. In the event that Mr. Blackwell fails to act in accordance with his voting obligations under the voting agreement, the voting agreement grants Parent and Merger Sub an irrevocable proxy to vote Mr. Blackwell’s shares in accordance with those voting obligations.
(2)	Includes 247,167 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006.
(3)	Includes 470,600 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006. In connection with the merger agreement, Mr. Estevez has entered into a voting agreement with Parent and Merger Sub pursuant to which Mr. Estevez has agreed, among other things, to vote his shares of Datastream common stock in favor of adoption of the merger agreement. In the event that Mr. Estevez fails to act in accordance with his voting obligations under the voting agreement, the voting agreement grants Parent and Merger Sub an irrevocable proxy to vote Mr. Estevez’s shares in accordance with those voting obligations.

(4)	Includes 392,432 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006. Includes 4,800 shares of common stock held by Mr. Sterling’s children. In connection with the merger agreement, Mr. Sterling has entered into a voting agreement with Parent and Merger Sub pursuant to which Mr. Sterling has agreed, among other things, to vote his shares of Datastream common stock in favor of adoption of the merger agreement. In the event that Mr. Sterling fails to act in accordance with his voting obligations under the voting agreement, the voting agreement grants Parent and Merger Sub an irrevocable proxy to vote Mr. Sterling’s shares in accordance with those voting obligations.
(5)	Includes 225,000 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006.
(6)	Includes 36,000 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006.
(7)	Includes 30,000 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006.
(8)	Includes 26,000 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006. Also includes 200 shares of common stock held by his spouse.
(9)	Includes 22,000 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006.
(10)	Includes 34,000 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006. Also includes 300 shares of common stock, held by his spouse. Mr. Talton disclaims beneficial ownership of the shares held by his spouse.
(11)	Includes 1,705,119 shares of common stock subject to options exercisable on or within 60 days after February 15, 2006.
(12)	The business address of Magellan Holdings, Inc. is 1000 Windward Concourse Parkway, Suite 100, Alpharetta, Georgia 30005. Parent may be deemed to have acquired beneficial ownership of 3,751,431 shares of Datastream common stock through the execution of separate voting agreements dated January 4, 2006 with each of Larry G. Blackwell, C. Alex Estevez and John M. Sterling, III. Pursuant to those voting agreements, each of these executive officers has agreed, among other things, to vote his shares of Datastream common stock in favor of adoption of the merger agreement. In the event that one of these executive officers fails to act in accordance with his voting obligations under the voting agreement, the voting agreement grants Parent and Merger Sub an irrevocable proxy to vote that executive officer’s shares in accordance with his voting obligations. As a result of these voting agreements, Parent may be deemed to share voting power over the shares of Datastream common stock beneficially owned by Messrs. Blackwell, Estevez and Sterling as to matters that are the subject of the voting agreements, but Parent does not have any dispositive power over such shares of Datastream common stock, or voting power with respect to other matters.
(13)	The business address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716. The number of shares reported was derived from a Schedule 13F filed by Eagle Asset Management with the Securities and Exchange Commission on February 13, 2006. Eagle Asset Management reports that it has sole voting power over 3,052,355 shares and sole dispositive power over 3,125,985 shares.
(14)	The business address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202. The number of shares reported was derived from a Schedule 13G executed by Brown Capital Management on December 31, 2005 and filed with the Securities and Exchange Commission on February 6, 2006. According to the Schedule 13G, all of the shares of the common stock are owned by various investment advisory clients of Brown Capital Management, Inc. Brown Capital Management reports that it has sole voting power over 1,679,450 shares and sole dispositive power over 2,221,800 shares. According to its Schedule 13G, no individual client of Brown Capital Management holds more than five percent of the class.
(15)	The business address of Roumell Asset Management, LLC is 3 Bethesda Metro Center, Suite 700, Bethesda, Maryland 20814. The number of shares reported was derived from a Schedule 13G executed by Roumell Asset Management on February 6, 2006 and filed with the Securities and Exchange Commission on February 7, 2006. Roumell Asset Management reports that it has sole voting power and sole dispositive power over the 1,056,241 shares.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

The board of directors does not currently know of any other matters to be presented at the special meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our stockholders. If the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings. Pending consummation of the merger, we do not intend to conduct any further annual meetings of stockholders.

If the merger is not consummated, any stockholder proposals intended to be presented at our next annual meeting must be submitted in writing and in accordance with our bylaws and applicable law to our corporate secretary and received a reasonable amount of time before we mail proxy materials for the annual meeting. We will provide notice of the date by which such stockholder proposals must be received in a Current Report on Form 8-K or Quarterly Report on Form 10-Q that we will file in advance of such date. Director nominations and other stockholder proposals should be submitted in writing by mail to Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605, Attention: C. Alex Estevez, President, Chief Financial Officer and Secretary. The same procedure, including timing, must be followed by a stockholder who desires to recommend candidates for director for consideration by the nominating committee of our board of directors.

If a stockholder who has properly notified our corporate secretary of his or her intention to nominate a director or present a stockholder proposal at an annual meeting does not appear or send a qualified representative to present his or her nomination or proposal at the meeting, the nomination or proposal will be disregarded and not acted upon.

HOUSEHOLDING

The SEC has adopted amendments to its rules regarding delivery of proxy statements to stockholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement to an address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant costs savings for us. To take advantage of this opportunity, we have delivered only one proxy statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement, as requested, to a stockholder at a shared address to which a single copy of that document was delivered. If you prefer to receive separate copies of a proxy statement or if you are now receiving multiple copies and prefer to receive a single copy, either now or in the future, you can submit your request by writing to us at the following address: Investor Relations Department, Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605, or by telephoning us at (864) 422-5001.

If you are currently a stockholder sharing an address with another stockholder of the Company and wish to have your future proxy statements householded, please contact Investor Relations at the above address or telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. You may obtain written information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These materials filed by us with the SEC are also available on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

We incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to final adjournment of the special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this proxy statement. This proxy statement is dated February 21, 2006. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

Documents incorporated by reference are available from us without charge, excluding all exhibits. You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

Datastream Systems, Inc.

Attn: C. Alex Estevez

50 Datastream Plaza

Greenville, South Carolina 29605

(864) 422-5001

By order of the board of directors.

C. Alex Estevez

President, Chief Financial Officer and Secretary

Greenville, South Carolina

February 21, 2006

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of January 4, 2006

by and among

DATASTREAM SYSTEMS, INC.,

SPARTAN MERGER SUB, INC.,

and

MAGELLAN HOLDINGS, INC.

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 4, 2006, is entered into by and among Datastream Systems, Inc., a Delaware corporation (the “Company”), Spartan Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Magellan Holdings, Inc., a Georgia corporation (“Parent”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved this Agreement, (ii) resolved to recommend approval and adoption of this Agreement by the stockholders of the Company and (iii) received a written opinion of the Financial Advisor (as defined in Section 3.20) as set forth in Section 3.20 herein;

WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved this Agreement;

WHEREAS, Parent has adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement and General Corporation Law of the State of Delaware (the “DGCL”), whereby (i) each issued and outstanding share of the common stock, par value $0.01 per share (the “Common Shares”), of the Company (other than Common Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares (as defined in Section 2.01(d))), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)) and (ii) each Cash-Pay Option (as defined in Section 2.02(b)) shall be converted into the right to receive the Cash-Pay Option Consideration (as defined in Section 2.02(b));

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements with Parent; and

WHEREAS, the Company, Merger Sub, and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01 The Merger. At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the DGCL, Merger Sub shall be merged (the “Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

1.02 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.03 Effects of the Merger. The Merger shall have the effects set forth herein, in the Certificate of Merger and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended; provided that such Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “Datastream Systems, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until duly amended.

1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.07 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, on the later of (a) the date which is most promptly practicable following the date of the satisfaction (or waiver if permissible) of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than the fifth (5th) business day following such date and (b) April 14, 2006 or (ii) at such other place and time and/or on such other date as the Company and Merger Sub may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

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1.08 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB

2.01 Effect on Shares of Capital Stock.

(a) Common Shares of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, and (ii) those Common Shares to be canceled pursuant to Section 2.01(b)) shall be converted into the right to receive $10.26 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Cancellation of Certain Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned subsidiary as treasury stock or otherwise or owned by Merger Sub or Parent or any of their respective subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Capital Stock of Merger Sub. As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Merger Sub Common Stock, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”)

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shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.02 Options.

(a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of the Company or any subsidiary of the Company or any other person, whether under any stock option plan or otherwise (including, without limitation, under the Company’s Amended and Restated Stock Option Plan for Directors, Amended and Restated 1995 Stock Option Plan, 1997 European Stock Option Plan (Dutch, U.K. and French Sub-Plan Versions), 1998 Stock Option Plan, 1998 Singapore Stock Option Plan, Australian Stock Option Plan, German Stock Option Plan or Argentinean Stock Option Plan, as amended) (collectively, the “Stock Plans”).

(b) The Company shall take all actions necessary so that (i) immediately prior to the Effective Time, each outstanding Option that has a per-share exercise price less than the Merger Consideration (the “Cash-Pay Options”) shall become immediately vested and exercisable in full and (ii) at the Effective Time, all Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Stock Plans under which such Options were granted. In consideration of such cancellation, each holder of a Cash-Pay Option canceled in accordance with this Section 2.02(b) will be entitled to receive in settlement of such Cash-Pay Option as promptly as practicable following the Effective Time, but in no event later than 10 business days after the Effective Time, a cash payment from the Surviving Corporation, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Cash-Pay Option and (ii) the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Cash-Pay Option (the “Cash-Pay Option Consideration”); provided, however, that with respect to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. The Company Board will fully accelerate the vesting schedule of the Options issued under the Stock Plans.

(c) Following the Effective Time and as a prerequisite to receiving their Cash-Pay Option Consideration, each holder of an Option whose exercise price is less than the Merger Consideration per Common Share shall be required to execute a written acknowledgment to the effect that (i) the payment of the Cash-Pay Option Consideration, if any, will satisfy in full the Company’s obligation to such person pursuant to such Option and (ii) subject to the payment of the Cash-Pay Option Consideration, if any, such Option held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto. Such written acknowledgment shall be in a form to be agreed upon by the parties hereto.

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(d) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action to provide that the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) and all options or other rights to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time granted under the ESPP shall be terminated immediately prior to the Effective Time. The Company shall refund the payroll deductions credited to each participant’s account under the ESPP, without interest, in accordance with the terms of the ESPP.

(e) Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 2.02.

(f) Except as otherwise provided herein or agreed to in writing by Merger Sub and the Company or as may be necessary to administer Options remaining outstanding following the Effective Time, the ESPP shall terminate effective as of the date hereof and no participant in the ESPP shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Parent or any subsidiary of any of the foregoing.

2.03 Payment for Common Shares in the Merger.

(a) Prior to the Effective Time, Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration. Promptly following the Effective Time, Merger Sub shall deposit, or Merger Sub shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, in trust with the Agent for the benefit of the holders of Common Shares, cash in an aggregate amount equal to (i) the product of (A) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (B) the Merger Consideration less (ii) the sum of (x) the Minimum Company Cash Deposit (as defined below) and (y) the Additional Company Cash Deposit (as defined below), in each case required to be deposited into the Payment Fund pursuant to this Section 2.03(a). Prior to the Effective Time, the Company shall deposit, or the Company shall otherwise take all steps necessary to cause to be deposited, in trust for the benefit of the holders of Common Shares, Freely Available Cash in an aggregate amount of $47,500,000 plus the aggregate amount received by the Company between the date of this Agreement and the Effective Time in connection with any and all Option exercise(s) (less the aggregate amount to be paid to the holders of Cash-Pay Options pursuant to Section 2.02(b)) with the Agent for deposit into the Payment Fund (the “Minimum Company Cash Deposit” and, together with the Additional Company Cash Deposit (as defined below) and the amount deposited by or on behalf of Merger Sub, the “Payment Fund”), which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.01(a), and shall not be used to satisfy any other obligations of the Company or any of its subsidiaries. Without limiting the Company’s obligations set forth in the preceding sentence, the Company shall, as of the Effective Time, (1) have sufficient Freely Available Cash (after payment of the Minimum Company Cash Deposit and the Additional Company Cash Deposit) to pay (w) the aggregate amount to be paid to the holders of Cash-Pay Options pursuant to Section 2.02(b), (x) any unpaid Expenses of the Company and any unpaid expenses of the Company incurred in connection with the Company’s sale process (including, without limitation, those incurred or which may be incurred by the Financial Advisor and counsel to the Company (including Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions)), (y) the aggregate amount of the Change of Control Payments and (z) the cost of the tail insurance policy referred to in Section 5.07(d) and (2) use commercially reasonable efforts to deposit all other Freely Available Cash (taking into account the reasonable short-term working capital needs of the Company) with the Agent for deposit into the Payment Fund (the “Additional Company Cash Deposit”). For purposes of this Agreement, “Freely Available Cash” means unrestricted cash of the Company that is freely available for purposes of this Section 2.03 and (A) the transfer of such cash to the Company (from any affiliates of the Company) or into the Payment Fund does not result in any Tax obligations to the Company or any of its subsidiaries, (B) such cash can be distributed,

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contributed or otherwise delivered to the Company (from any affiliates of the Company) and into the Payment Fund in accordance with all applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests and (C) shall not include any amount potentially owed by the Company in connection with the agreement set forth on Section 3.28 of the Company Disclosure Schedule. The Agent shall, pursuant to instructions provided by Merger Sub, make the payments provided for in Section 2.01 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the Surviving Corporation). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

(b) Promptly after the Effective Time, but in no event later than 10 business days after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of certificates (the “Certificates”) that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal, in a form reasonably acceptable to the Company, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Agent, and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

(c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within 10 business days after such surrender, in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration, which amounts shall be paid by Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, in the case of Certificates representing Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.

(d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

(e) Any portion of the Payment Fund (including any amounts that may be payable to the former stockholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former stockholders of the Company upon the 270th day immediately following the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article 2 shall, subject to Section 2.03(f), thereafter look to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such stockholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United

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States government or as otherwise reasonably directed by the Surviving Corporation, and the Surviving Corporation shall receive the interest earned thereon.

(f) None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered by the sixth anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.06(b)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Each of the Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the disclosure schedule delivered by the Company to Merger Sub and Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular Section of the Company Disclosure Schedule shall be deemed disclosed in another Section of the Company Disclosure Schedule if disclosure with respect to the particular Section is sufficient to make reasonably clear the relevance of the disclosure to such other Section), the Company represents and warrants to each of Merger Sub and Parent as of the date hereof and as of the Effective Time that:

3.01 Organization and Qualification. The Company and each of its subsidiaries (as described in Section 3.05) is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing (to the extent applicable) under the laws of its state or jurisdiction of incorporation or formation, as the case may be, and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Except as set forth on Section 3.01 of the Company Disclosure Schedule, the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing (to the extent applicable), in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this

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Agreement, the term “Company Material Adverse Effect” means any circumstance, effect, event, or change that (i) is, or is reasonably likely to be, materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than resulting from any Excluded Matter or (ii) prevents the ability of the Company and its subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby (the “Transactions”) in accordance with the terms hereof. As used in this Agreement, “Excluded Matter” means any one or more of the following: (a) changes in general economic conditions or changes in the software industry generally which, in each case, do not have a materially disproportionate effect on the Company and its subsidiaries taken as a whole, (b) the effects of any change caused by the taking of any action required by this Agreement, (c) the effects of any change caused by the taking of any action by the Company that has been previously approved in writing by Parent or Merger Sub, (d) any change or effect resulting from the failure of the Company to be current in its SEC filings or the failure of the Common Shares to be approved for listing on the Nasdaq Stock Market, in and of itself, (e) any change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board, the SEC or any other accounting body with authority to promulgate U.S. generally accepted accounting principles, (f) any change or effect resulting from a breach of this Agreement by Parent or Merger Sub, (g) any change or effect resulting from or arising out of any change in any Law applicable to the Company or its industry, (h) a change in the market price or trading volume of the Common Shares, in and of itself, (i) the effect of any change arising in connection with any “act of God” including, without limitation, weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, or (j) cancellation or delay in customer orders or any loss of customers resulting from the public announcement of the Transactions; provided, that the parties hereto acknowledge and agree that any circumstance, effect, event, or change contributing to the change or effect referred to in clause (d) or clause (h) shall not be excluded by operation of clause (d) or clause (h) and such circumstance, effect, event, or change contributing to the change or effect referred to clause (d) or clause (h) shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect.

3.02 Charter Documents and Bylaws. The Company has heretofore made available to Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws of the Company in full force and effect as of the date hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company has heretofore made available to Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws (or equivalent organizational documents) of each subsidiary of the Company in full force and effect as of the date hereof. No subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 Common Shares and 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of January 3, 2006 (including any Options or other rights exercisable or convertible for capital stock of the Company granted by the Company on or prior to the date of this Agreement), (i) 20,003,239 Common Shares were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 1,729,200 Common Shares are held in the treasury of the Company; (iv) 8,185,000 Common Shares were reserved for issuance pursuant to the Stock Plans, of which 4,067,541 Common Shares are subject to outstanding Options; (v) no more than 10,000 Common Shares were reserved for issuance pursuant to payroll deductions made under the ESPP prior to January 1, 2006; and (vi) the Company has made no payroll deductions under the ESPP since January 1, 2006 (and therefore no amount shall be refunded to employees pursuant to Section 2.02(d)). The Company has outstanding Cash-Pay Options pursuant to which an aggregate of 3,218,212 Common Shares are issuable and the weighted average exercise price for such Cash-Pay Options is $6.97. Except as set forth in this Section 3.03, and except for the Rights issued pursuant to the Stockholder Protection Rights Agreement, dated as of December 10, 2001, as amended, between the Company and Wachovia Bank, N.A., as rights agent and successor in interest to First Union National Bank (the “Rights Agreement”), there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other

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rights, or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, exercise price and number of Common Shares issuable upon exercise of each such Option. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, except as set forth on Section 3.03(a) of the Company Disclosure Schedule, are owned by either the Company or another of its wholly-owned subsidiaries, free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements or commitments, obligating any subsidiary of the Company to issue, transfer or sell any shares of its capital stock or other equity interests. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company.

(b) Other than as set forth on Section 3.03(b) of the Company Disclosure Schedule, to the knowledge of the Company, there are no stockholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board.

3.04 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon, to consummate the Transactions pursuant to the DGCL. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the adoption of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Merger Sub and Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

3.05 Company Subsidiaries. Section 3.05 of the Company Disclosure Schedule contains a correct and complete list of each subsidiary of the Company and the jurisdiction in which each such subsidiary is incorporated or organized and the percentage of the outstanding equity interests of each subsidiary owned by the Company, each other subsidiary or any other Person. Except as disclosed on Section 3.05 of the Company Disclosure Schedule and for equity interest in its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another subsidiary of the Company.

3.06 No Violation; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws, (ii) conflict with or violate any provision of the certificate of incorporation or bylaws or equivalent organization documents of any subsidiary of the Company, (iii) assuming that all consents, approvals, authorizations and other actions

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described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which any asset of the Company or any of its subsidiaries is bound or affected, (iv) except as set forth in Section 3.06(a) of the Company Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company or any subsidiary of the Company is entitled under any provision of any Material Contract (as that term is defined in Section 3.17), applicable to the Company or any such subsidiary or their respective properties or assets or (v) to the Company’s knowledge, result in the creation or imposition of a lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”) on any asset of the Company or any subsidiary of the Company, except in the case of clauses (ii), (iii) and (v) of this Section 3.06(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind (“Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition laws and regulations and filing and recordation of appropriate documents for the Merger as required by the DGCL, (ii) for any applicable notification requirement with respect to the various transactions contemplated under Section 2.02 and Section 2.03 with respect to the Stock Plans and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.07 SEC Reports and Financial Statements.

(a) Except as set forth on Section 3.07(a) of the Company Disclosure Schedule, the Company has filed or furnished, as the case may be, all forms, reports, statements, schedules and other documents (the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished, as the case may be, by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and (ii) did not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed SEC Report. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports, including any amendments or restatements thereof filed or furnished, as the case may be, prior to the date of this Agreement, has been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of

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operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to the absence of complete footnote disclosure and to normal and recurring year-end adjustments, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect). Except as set forth on Section 3.07(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any outstanding indebtedness for borrowed money.

(c) Except as disclosed in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent, determinable or otherwise), except liabilities set forth on the face of the December 31, 2004 balance sheet included in the Company’s report on Form 10-K for the year ended December 31, 2004, liabilities incurred in the ordinary course of business and consistent with past practice, liabilities incurred in connection with the Transactions and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth in Section 3.07(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e) The Company has heretofore furnished or made available to Merger Sub a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC, if any, to SEC Reports which previously have been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

3.08 Compliance with Applicable Laws. Except as set forth on Section 3.08 of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is in violation of any Order (as defined in Section 6.01(b)) of any Governmental Authority or any Law of any Governmental Authority applicable to the Company or any subsidiary of the Company or any of their respective properties or assets and (ii) the business operations of the Company and its subsidiaries have been conducted in compliance with all Laws of each Governmental Authority, except in each case for possible violations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.09 Absence of Certain Changes or Events. Except as set forth in Section 3.09 of the Company Disclosure Schedule or as contemplated by this Agreement, since December 31, 2004, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and there has not been:

(a) any material change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles;

(b) any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or other distribution in respect of the Company’s securities or any redemption, purchase or other acquisition of any of the Company’s securities;

(c) any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock;

(d) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries except as required under Section 3.19 hereof;

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(e) any issuance by the Company or any of its subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for (i) the granting of Options and (ii) the issuance of any Common Shares pursuant to the exercise of any Options;

(f) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money;

(g) except for Permitted Liens (as defined in Section 3.25), any creation or assumption by the Company or any of its subsidiaries of any Lien on any material assets;

(h) except for loans or advances to employees for reimbursable business expenses and travel advances incurred in the ordinary course of business consistent with past practice, any making of any loan, advance or capital contributions to or investment in any entity or person, other than loans, advances or capital contributions to or investments in wholly owned subsidiaries;

(i) any entry into any definitive agreement related to the acquisition or disposition of any business or any material assets;

(j) any effect, event or change that has had or is reasonably likely to have a Company Material Adverse Effect;

(k) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 3.13(b)) covering current or former employees, officers or directors of the Company or any of its subsidiaries, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any of its subsidiaries or any other employee earning noncontingent cash compensation in excess of $100,000 per year;

(l) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination, change-of-control or indemnification agreement with any director or officer of the Company or any of its subsidiaries or entry into any such agreement with any person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business; or

(m) any authorization of, or agreement by the Company or any of its subsidiaries to take, any of the actions described in this Section 3.09, except as expressly contemplated by this Agreement.

3.10 Change of Control. Section 3.10 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any Employee (as defined in Section 3.13(a)), in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (the “Change of Control Payments”).

3.11 Litigation. Section 3.11 of the Company Disclosure Schedule sets forth, as of the date hereof, each suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree.

3.12 Information in Proxy Statement.

(a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all

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amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their representatives specifically for use therein.

(b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their representatives specifically for use therein.

3.13 Benefit Plans.

(a) Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, there exist no employment, consulting, severance, retention, termination or change-of-control agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual current or former employee, independent contractor, officer or director (or any dependent, beneficiary or relative of any of the foregoing) of the Company or any of its subsidiaries (collectively, the “Employees”) with respect to which the annual cash, noncontingent payments thereunder exceed $100,000 or where the contingent and noncontingent annual compensation is reasonably likely to exceed $150,000.

(b) Section 3.13(b) of the Company Disclosure Schedule contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), (iii) except for “Non U.S. Benefit Plans”, other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any of the Employees or with respect to which the Company has any liability, and (iv) each “Non U.S. Benefit Plan” (as defined in Section 3.13(h)) which is sponsored or maintained by the Company or its subsidiaries other than government mandated programs that are operated by a foreign government (the foregoing clauses (i), (ii) and (iii) collectively, but not (iv) the “Benefit Plans”). The Company has furnished or made available to Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if applicable) (and all attachments thereto), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

(c) Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, all Pension Plans intended to be qualified plans may either rely on opinion letters issued for the form of the plan or have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the laws commonly referred to as “GUST”) and no such determination letter has been revoked. To the knowledge of the Company, there is no reasonable basis for the revocation of any such determination letter.

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(d) None of the Benefit Plans is, and none of the Company or any ERISA Affiliate has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA), (iii) a Multiemployer Pension Plan or (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). For purposes of this Agreement, the term “ERISA Affiliate” means any person that, together with the Company or any of its subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, each Benefit Plan and all related trusts, insurance contracts and funds has been maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. To the knowledge of the Company or its subsidiaries, there are no unpaid contributions, premiums or other payments due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable law. To the knowledge of the Company or its subsidiaries, none of the Company or any ERISA Affiliate has incurred any liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan. Except as disclosed in Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any unfunded liabilities with respect to any “employee pension benefit plan” (as defined in ERISA Section 3(2)).

(e) None of the Company nor any of its subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries or any Employee to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any material liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) to the knowledge of the Company or its subsidiaries, there is no action, suit, investigation, inquiry or claim pending, other than routine claims for benefits.

(f) None of the Company or any of its subsidiaries has any obligation to provide any health benefits or other welfare benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”). Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, each Benefit Plan that provides health or welfare benefits is fully insured. Incurred but not reported claims under each such Benefit Plan that is not fully insured have been properly accrued.

(g) Except as disclosed in Section 3.13(g) of the Company Disclosure Schedule, neither the Benefit Plans nor any other arrangement obligates the Company or any of its subsidiaries to pay any material separation, severance, termination or similar benefit, accelerate any vesting schedule, or alter the timing of any benefit payment, in whole or in part, as a result of any transaction contemplated by this Agreement or, in whole or in part, as a result of a change in control or ownership within the meaning of any Benefit Plan (or any other arrangement) or Section 280G of the Code.

(h) With respect to each benefit plan, bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, arrangement or practice that is currently sponsored or maintained outside the jurisdiction of the United States by the Company or any of its subsidiaries, that is not subject to the laws of the United States, and that covers an employee of the Company or any of its subsidiaries that resides or works outside the United

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States, other than government mandated programs that are operated by a foreign government, (each a “Non U.S. Benefit Plan”), the following representations are made with respect to those “Non U.S. Benefit Plans,” except where the failure of any such representation to be true, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(i) all employer and employee contributions to each Non U.S. Benefit Plan required by law or by the terms of such Non U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Non U.S. Benefit Plan, the liability of each insurer for any Non U.S. Benefit Plan funded through insurance or the book reserve established for any Non U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non U.S. Benefit Plan, and no transaction shall cause such assets or insurance obligations to be less than such benefit obligations;

(iii) each Non U.S. Benefit Plan maintained by the Company or any subsidiary required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities. Each Non U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States laws; and

(iv) each Non U.S. Benefit Plan which is contributed to, sponsored or maintained by the Company or any subsidiary for the benefit of the employees in the United Kingdom provides only defined contribution benefits which are dependent on investment performance and do not require specified minimum guaranteed benefits to be paid.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, no Benefit Plan is subject to Section 409A of the Code (each such plan required to be listed in Section 3.13(i) of the Company Disclosure Schedule, a “Deferred Compensation Plan”). Each Deferred Compensation Plan materially complies in good faith with Section 409A of the Code and the regulations issued thereunder as of the time of this Agreement. Neither the Company nor any of its subsidiaries has, since October 3, 2004, (i) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) materially modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

3.14 Taxes.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries has timely filed all material Tax Returns required to be filed by it, and each such Tax Return is true and correct in all material respects; and (ii) the Company and each of its subsidiaries has paid (or the Company has paid on behalf of its subsidiaries) all material Taxes (as hereinafter defined) required to be paid as shown as due and payable on any Tax Return in respect of the periods covered by such returns and has made adequate provision in the Company’s financial statements for payment of all material Taxes that have not been paid in respect of all taxable periods or portions thereof ending on or before the date hereof.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule: (i) no material Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to material Taxes has been received by the Company or any of its subsidiaries; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have

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been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iii) there are no material Liens for Taxes upon the assets of the Company or any of its subsidiaries, except Liens relating to current Taxes not yet due and payable or otherwise being contested in good faith as to which appropriate reserves have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iv) all material Taxes which the Company or any of its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction, other than such claims which would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, each of the Company and its subsidiaries has made available to Merger Sub and Parent true, correct and complete copies of all material income Tax Returns, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its subsidiaries that have been filed by or submitted to any of the Company or any of its subsidiaries for all taxable years not barred by the statute of limitations.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any persons or entity other than the Company and its subsidiaries, or (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); or (iii) installment sale made prior to the Closing Date.

(g) None of the Company or any of its subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (897)(c)(1)(A)(ii) of the Code.

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, during the two years preceding the date of this Agreement in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355.

(i) As used in this Section 3.14, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any Governmental Authority and (B) any liability of the Company or any of its subsidiaries for payments of a type described in

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clause (A) as a result of (I) any obligation of the Company or any of its subsidiaries under any tax sharing agreement or tax indemnity agreement or (II) the Company or any of its subsidiaries being a member of an affiliated group (other than one of which the Company is the parent); and (ii) “Tax Return” means any report, return or other information or document required to be supplied to or filed with a taxing authority in connection with Taxes.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and correct list of: (i) all trademark, service mark, copyright, mask work, Internet domain name, and patent registrations owned by the Company or its subsidiaries; (ii) all pending applications for registration of trademarks, service marks, copyrights, mask works, Internet domain names, and patents owned by the Company or its subsidiaries; (iii) all trade names and material unregistered marks owned and used by the Company or its subsidiaries; and (iv) all computer software owned by and currently distributed or maintained by the Company or its subsidiaries (“Company Software”), listed by major point release.

(b) Section 3.15(b) of the Company Disclosure Schedule attached hereto sets forth a complete and correct list of: (i) all computer software licenses or agreements, excluding licenses or agreements for Off-the-Shelf Software, in effect as of the date hereof, through which the Company or any of its subsidiaries are licensees of third party software that the Company embeds, integrates, bundles, redistributes, resells or sublicenses (“Third Party Software”), (ii) all computer software licenses or agreements for third party software languages and programming tools, excluding Off-the-Shelf Software, in effect as of the date hereof and used by the Company or any of its subsidiaries to directly support Company Software engineering and development (“Development Software”); (iii) all computer software licenses or agreements relating to information technology, in effect as of the date hereof and used in the internal operations of the Company or any of its subsidiaries (“IT Software”) for which the Company or its subsidiaries currently pays more than $100,000.00 in annual fees including support fees; (iv) other than customer contracts, development agreements, consulting agreements, and reseller agreements entered into in the ordinary course of business, all express licenses or agreements, in effect as of the date hereof, in which the Company or any of its subsidiaries is a licensor of its Proprietary Rights set forth on Section 3.15(a) of the Company Disclosure Schedule; and (v) all other settlement agreements, consent-to-use or standstill agreements relating to the use of Proprietary Rights by the Company or its subsidiaries, standalone source code escrow agreements, outsourcing agreements for software development (i.e., application development and maintenance), and standalone intellectual property indemnification agreements in effect as of the date hereof. “Off-the-Shelf Software” means off-the-shelf computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms for less than $4,000 per seat. Off-the-Shelf Software includes Public Software (defined below).

(c) Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, (i) to the knowledge of the Company, the Company or its subsidiaries own and possess all right, title and interest in and to the Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule; (ii) to the knowledge of the Company, the Company or its subsidiaries have a valid and enforceable right to use Third Party Software, Development Software and IT Software pursuant to and in accordance with the agreements set forth in Section 3.15(b) of the Company Disclosure Schedule, (iii) to the knowledge of Company, the Company or its subsidiaries own or possess all right, title and interest in and to all Proprietary Rights necessary for the operation of the Company’s and each of its subsidiaries’ businesses as currently conducted and (iv) to the knowledge of the Company, neither the Company nor any of its subsidiaries has expressly licensed any of its Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule to any third party on an exclusive basis.

(d) Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, to the knowledge of the Company, (i) neither the Company nor any of its subsidiaries, nor the operation of the Company’s and each of its subsidiaries businesses as currently conducted, infringes or misappropriates the Proprietary

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Rights of any third party, and (ii) neither the Company nor any of its subsidiaries has received within the six (6) years prior to the Closing Date any written notice alleging infringement or misappropriation of the Proprietary Rights of others.

(e) Except as set forth on Section 3.15(e) of the Company Disclosure Schedule, (i) to the knowledge of the Company, all of Company’s Proprietary Rights set forth on Section 3.15(a) of the Company Disclosure Schedule are valid and enforceable and none of such Proprietary Rights has been misused by Company, (ii) to the knowledge of the Company, no third party is currently contesting the validity, enforceability, or ownership of any of Company’s Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule, (iii) the Company and its subsidiaries have taken all reasonably necessary measures to maintain Company’s registrations in, and, except for those applications that have been abandoned by Company in its reasonable business judgment, to prosecute applications for registration of, the Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule, and (iv) to the knowledge of the Company, neither the Company nor its subsidiaries has disclosed or authorized the disclosure of any of its material trade secrets (including source code for Company Software) or material confidential information to any third party other than pursuant to a written confidentiality agreement and, to the knowledge of the Company, the Company and its subsidiaries have entered into written confidentiality or non-disclosure agreements with their respective employees and independent contractors who have materially participated in the development of any of the Company Software identified in Section 3.15(a) of the Company Disclosure Schedule.

(f) Except as set forth on Section 3.15(f) of the Company Disclosure Schedule, to the knowledge of the Company, no third party has infringed or misappropriated any of the Company’s Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule to the detriment of the Company’s ability to generally enforce its Proprietary Rights, except for any such infringement or misappropriation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(g) Section 3.15(g) of the Company Disclosure Schedule sets forth Public Software that is currently incorporated, embedded, or distributed by the Company with its Company Software. “Public Software” means software that is distributed as free software or open source software (e.g., Linux, Apache, Eclipse, etc.) including, without limitation, software licensed under any of the following licenses (regardless of version) or distribution models: (i) the GNU General Public License (GPL) or the GNU Lesser General Public License (LGPL); (ii) the Mozilla Public License; (iii) the Apache License; (iv) the BSD License; (v) the MIT License; and (vi) and other open source licenses certified by the Open Source Initiative.

(h) Except as set forth on Section 3.15(h) of the Company Disclosure Schedule and except for those instances where source code for Company Software has been disclosed for development purposes pursuant to agreements with reasonable terms protecting the confidentiality of such source code and an assignment of rights to necessary portions of the source code to be owned by Company, (i) only the object code for the Company Software has been disclosed to any Person (except to a source code escrow agent for the benefit of customers in the ordinary course of business); and (ii) no Person has asserted any right to access any source code for any Company Software, including, without limitation, pursuant to any source code escrow agreement.

(i) Except as set forth on Section 3.15(i) of the Company Disclosure Schedule, all Proprietary Rights, including Company Software, owned by the Company or its subsidiaries and set forth in Section 3.15(a) of the Company Disclosure Schedule were: (i) developed by current or former employees of the Company or its subsidiaries working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Company or its subsidiaries as assignee that have conveyed to the Company or the subsidiary ownership of all of such Person’s rights in the Proprietary Rights relating to such developments; or (iii) acquired in connection with acquisitions or licenses in which the Company or its subsidiaries obtained reasonable terms relating to the title to such Proprietary Rights.

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(j) To the knowledge of the Company, there are no material defects in any of the Company Products that would prevent unmodified Company Software from performing substantially in accordance with its user specifications, except for such defects that may be addressed by the Company’s standard maintenance and support obligations or that would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are in possession of the source code and object code for all Company Software and copies of all other material reasonably related thereto, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such software as currently used in, or currently under development for, the business, except for those materials where the Company’s or its subsidiaries’ failure to possess such materials would not reasonably be expected to have a Company Material Adverse Effect.

As used in this Agreement, the term “Proprietary Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including, without limitation, inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including, without limitation, data, source code and object code, databases and related documentation); and (vi) all other intellectual property.

3.16 Licenses and Permits. The Company and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (“Permits”) necessary for the Company and its subsidiaries to own, lease and operate its properties and carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. As of the date hereof, all of the Company Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where not being in full force and effect or the violation, suspension or cancellation of such Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in Section 3.16 of the Company Disclosure Schedule and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

3.17 Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of (i) each Contract with the top twenty (20) new license customers of the Company and its subsidiaries and the top twenty (20) services and/or support customers of the Company and its subsidiaries (in each case, based on revenues recognized from such customers between January 1, 2005 and October 31, 2005), (ii) all Contracts or indentures relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any material asset or material group of assets of the Company or any of its subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such Contract or indenture, (iii) all joint venture or other similar agreements or other Contracts involving the purchase or disposition of any business or any material assets to which the Company or any of its subsidiaries is a party, (iv) all lease agreements to which the Company or any of its subsidiaries is a party with future annual lease payments in excess of $100,000, (v) Contracts under which the Company or any of its subsidiaries has advanced or loaned any third party an

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amount in excess of $100,000 (excluding, for avoidance of doubt, trade accounts receivable incurred in the ordinary course of business), (vi) each Contract or groups of related Contracts with third parties constituting the twenty-five (25) parties to which the Company and its subsidiaries made the largest dollar amount of cash payments between January 1, 2005 and October 31, 2005 (other than pursuant to the leases described in clause (iv) above), (vii) Contracts containing non-compete or non-solicitation (excluding employee non-solicitation covenants) covenants or most favored nations provisions enforceable against the Company or any of its subsidiaries, and (viii) warranty agreements with respect to the Company’s or its subsidiaries’ services or products, other than warranties granted in the ordinary course of business (the items listed in clauses (i) through (viii) hereof, together with any Contract required to be disclosed pursuant to Section 3.15(b) hereof, collectively, the “Material Contracts”). For purposes of this Agreement, the term “Contract” means any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to the Company or any of its subsidiaries or their respective properties or assets. The Company has made available to Merger Sub a correct and complete copy of each Material Contract listed in Section 3.17(a) of the Company Disclosure Schedule.

(b) Except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is, nor to the Company’s knowledge, is any other party, in default under any Material Contract and (ii) to the Company’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except in either case, any such default which has not had, and could not reasonably be expected to have, a Company Material Adverse Effect. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company’s knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to the general principles of equity, and except with respect to any such failure to be valid and binding, in full force and effect or enforceable which has not had, and could not reasonably be expected to have, a Company Material Adverse Effect.

3.18 Environmental Laws. Except as disclosed in Section 3.18 of the Company Disclosure Schedule and except to the extent it has not had, and could not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and its subsidiaries have materially complied and are in material compliance with all Environmental Laws applicable to its business as presently or previously conducted, including without limitation all environmental permits required for the occupation of the Company’s or its subsidiaries’ properties or facilities.

(b) Neither the Company nor any of its subsidiaries has received any notice, report or other information regarding any violation of, or liability under, Environmental Laws with respect to its past or current operations, properties or facilities.

(c) Neither the Company nor any of its subsidiaries, nor to the Company’s knowledge any predecessor or affiliate of the Company or its subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, or (ii) owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance), in either case, in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental Laws.

(d) The Company has furnished to Merger Sub and Parent all environmental audits, reports and other material environmental documents, if any, relating to the Company or any of its subsidiaries or its or their past or current operations, properties or facilities which are in its or their possession or under its or their reasonable control.

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“Environmental Laws” shall mean all federal, state, local and foreign (including without limitation United Kingdom and European Union) statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are enacted or in effect, on or prior to the Closing Date.

3.19 Rights Plan. The Company has taken all necessary action with respect to the Rights Agreement so that none of the execution or delivery of this Agreement, the consummation of the Merger or the consummation of any other Transaction will result in any person becoming able to exercise any rights under the Rights Agreement or enabling or requiring the rights under the Rights Agreement to be separated from the Common Shares to which they are attached or to be triggered or to be exercisable.

3.20 Opinion of Financial Advisor. The Company Board has received the written opinion of Raymond James & Associates, Inc. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger is fair to such holders from a financial point of view. The Company has made available a copy of such opinion to Parent.

3.21 Brokers. Except for the engagement of the Financial Advisor, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions. Prior to the execution hereof, the Company has made available to Parent a complete and correct copy of all agreements between the Company and any broker, finder or investment banker pursuant to which any such Person would be entitled to any payment relating the Transactions.

3.22 Company Board. The Company Board, at a meeting duly called and held, has unanimously (i) declared the advisability of this Agreement and approved this Agreement and (ii) subject to the provisions of Section 5.02 hereof, resolved to recommend that the stockholders of the Company approve and adopt this Agreement.

3.23 Required Stockholder Vote. The adoption of this Agreement at the Stockholders Meeting (as defined in Section 5.02) by the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Stockholders Meeting (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.

3.24 Related Party Transactions. Except as set forth in Section 3.24 of the Company Disclosure Schedule or otherwise disclosed in the SEC Reports, to the Company’s knowledge, no director, officer or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) participating in any material transaction to which the Company or any of its subsidiaries is a party or (ii) otherwise a party to any Material Contract, arrangement or understanding with the Company or any of its subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Benefit Plans, all as described in the Company Disclosure Schedule.

3.25 Properties and Assets. The Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2004 or acquired thereafter, free and clear of any Liens (other than Permitted Liens), except (a) for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business, (b) for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect and (c) as set forth in Section 3.25 of the Company

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Disclosure Schedule. For purposes of this Agreement, the term “Permitted Liens” means (i) inchoate mechanics’ and materialmen’s Liens for construction in progress, and workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any subsidiary consistent with past practice, (ii) Liens for taxes not yet due and payable or which are otherwise being contested in good faith for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles, (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries and (iv) all matters of record and Liens which have not had, and could not reasonably be expected to have, a Company Material Adverse Effect. The real property listed in Section 3.25 of the Company Disclosure Schedule constitutes all of the real property owned, used or occupied by the Company or any of its subsidiaries as of the date hereof. The Company’s and each of its subsidiaries’ buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted). All material leases pursuant to which the Company or any of its subsidiaries are a party are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, to the Company’s knowledge, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.

3.26 Labor Matters. Except as set forth in Section 3.26 of the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (d) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees, (e) the Company and its subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, except where any failure to be in compliance would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (f) there is no pending, or to the knowledge of the Company, threatened unfair labor practice charge or complaint against the Company or any of its subsidiaries before the National Labor Relations Board or any similar state or foreign agency, (g) there is no grievance arising out of any collective bargaining agreement, (h) to the knowledge of the Company, no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (i) to the knowledge of the Company, neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress and (j) there are no material complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsolicitation, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.

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3.27 Insurance. Set forth in Section 3.27 of the Company Disclosure Schedule is a list of all insurance policies maintained by the Company and each of its subsidiaries and a description of the type of insurance covered by such policies, the dollar limit of the policies and the annual premiums for such policies. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds, except where any failure to be in compliance would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, neither the Company nor any of its subsidiaries has any disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.

3.28 Company Financial Advisor Expenses/Expense Reimbursement. Except for the Expenses (as defined in Section 8.01(a)) payable by the Company pursuant to the engagement letter identified on Section 3.28 of the Company Disclosure Schedule, there are no Expenses that have been incurred or which may be incurred by the Company and its subsidiaries and paid or payable to any investment banker, financial advisor or similar broker (including, without limitation, to the Financial Advisor) other than reasonably necessary Expenses payable to the Financial Advisor in connection with assisting the Company in the defense of any litigation with respect to, arising from or relating to the Transactions. Except for the amounts identified on Section 3.28 of the Company Disclosure Schedule, there are no amounts that may potentially be owed by the Company under any agreement entered into by the Company with any third party in connection with discussions between such party and the Company regarding the potential acquisition of the Company.

3.29 State Takeover Statutes. The Company Board has taken all actions so that no restriction contained in any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (including any such statute or regulation under the DGCL) applicable to the Company shall be applicable to the Merger or the other Transactions. Assuming the accuracy of the representations made in Section 4.09, the action of the Company Board in approving this Agreement and the voting agreements referred to in the recitals above (and the transactions contemplated thereby) is sufficient to render inapplicable to this Agreement and the voting agreements referred to above (and the transactions contemplated thereby) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Except as set forth in the corresponding section of the disclosure schedule delivered by Merger Sub and Parent to the Company prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular schedule of the Purchaser Disclosure Schedule shall be deemed disclosed in another schedule of the Purchaser Disclosure Schedule if disclosure with respect to the particular schedule is sufficient to make reasonably clear the relevance of the disclosure to such other schedule), each of Merger Sub and Parent jointly and severally represent and warrant to the Company as of the date hereof and as of the Effective Time that:

4.01 Organization and Qualification. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse

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Effect. As used in this Agreement, the term “Purchaser Material Adverse Effect” means any effect, event or change that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Parent and Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

4.02 Charter Documents and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the articles of incorporation and the bylaws of Parent in full force and effect as of the date hereof. Parent is not in violation of any of the provisions of its articles of incorporation or bylaws. Parent has heretofore made available to the Company a complete and correct copy of the articles of incorporation and the bylaws of Merger Sub in full force and effect as of the date hereof. Merger Sub is not in violation of any of the provisions of its articles of incorporation or bylaws.

4.03 Authority Relative to this Agreement. Each of Merger Sub and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions pursuant to the DGCL and the Georgia Business Corporation Code, respectively. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

4.04 No Violation; Required Filings and Consents.

(a) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s articles of incorporation or bylaws, (ii) conflict with or violate any provision of the articles of incorporation or bylaws or equivalent organizational documents of any subsidiary of Parent (including Merger Sub), (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which any asset of Parent or any of its subsidiaries is bound or affected, (iv) except as set forth in Section 4.04(a) of the Purchaser Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any subsidiary of Parent is entitled under any provision of any Contract applicable to any of them or their respective properties or assets or (v) result in the creation or imposition of a Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii), (iv) and (v) of this Section 4.04(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, the HSR Act and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition laws and regulations and filing and recordation of appropriate documents for the Merger as required by the

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DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

4.05 Financing. Parent has provided the Company true and complete copies of (i) the commitment letter from the parties named therein relating to the debt financing to be provided in connection with the Transactions (the “Debt Commitment Letter”) and (ii) the commitment letter from Golden Gate Private Equity, Inc. relating to the equity financing to be provided in connection with the Transactions (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”). The financings contemplated by the Commitment Letters, together with the amounts required to be made available by the Company pursuant to Section 2.03, will provide sufficient funds to permit Merger Sub, subject to the satisfaction of all relevant conditions set forth in the Commitment Letters and in this Agreement, to satisfy its obligations under Section 2.03 hereof, in reliance on the representations and warranties of the Company made in Section 3.03 hereof. The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent, and to the knowledge of Parent, the other parties thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. The Equity Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of each of Parent and the other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. As of the date hereof, no event has occurred that with or without notice, lapse of time or both, would, individually or in the aggregate, constitute a default or breach on the part of Parent or any of its affiliates under any material term or condition of the Debt Commitment Letter or Equity Commitment Letter. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any material term or condition of funding to be satisfied by it or any of its affiliates contained in the Debt Commitment Letter or Equity Commitment Letter, it being agreed, for the avoidance of doubt, that no representation or warranty is made with respect to any matter dependent upon the financial performance of, or otherwise involving, the Company or any of its subsidiaries. All commitment fees required to be paid under the Commitment Letters have been paid in full or will be duly paid in full when due.

4.06 Brokers. No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.

4.07 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to Merger Sub’s or Parent’s knowledge, threatened against Parent or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

4.08 Information to be Supplied. None of the information to be supplied by Parent or Merger Sub to the Company for inclusion in the Proxy Statement to be filed by the Company with the SEC and to be sent to the stockholders of the Company in connection with the Stockholders Meeting will, at the time it is sent to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.09 Stock Ownership. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company, as defined by Section 203 of the DGCL.

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ARTICLE 5

COVENANTS

5.01 Interim Operations. Except as otherwise expressly contemplated by this Agreement or as set forth on the Company Disclosure Schedule or as agreed to in writing by Parent, which agreement, in the case of clauses (h), (i), (j) or (l) (or, to the extent relating to any of the foregoing clauses, clause (q)), shall not be unreasonably withheld or delayed, the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof):

(a) the business and operations of the Company and its subsidiaries shall be conducted only in the ordinary course of business and the Company and its subsidiaries shall use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with their material customers, suppliers, licensors, licensees, advertisers, distributors and other material third parties having business dealings with them and to preserve the goodwill of their respective businesses;

(b) the Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options outstanding as of the date hereof, (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries), (iii) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, (iv) amend or otherwise change its certificate of incorporation or bylaws or permit any of its subsidiaries to amend its certificate of incorporation, bylaws or equivalent organizational documents or (v) split, combine or reclassify any shares of its capital stock, and shall not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock;

(c) the Company shall not, and shall not permit any of its subsidiaries to (i) declare, set aside or pay any dividends on (whether in cash, stock or other property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the Company), (ii) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (iii) authorize or make any capital expenditures in excess of $100,000 in the aggregate (other than pursuant to commitments prior to the date hereof disclosed in Section 5.01(c) of the Company Disclosure Schedule) or (iv) enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries (or any affiliate of the foregoing) other than as contemplated by this Agreement;

(d) neither the Company nor any of its subsidiaries shall (i) grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except (A) for increases and bonuses expressly contemplated by or required under existing employment agreements or bonus plans listed in Section 5.01(d) of the Company Disclosure Schedule, (B) for increases in compensation to employees in the ordinary course of business consistent with past practice (but in no event greater than 5% for any individual employee whose reasonably anticipated annual compensation is greater than $150,000 or 10% for any individual employee whose reasonably anticipated

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annual compensation is equal to or less than $150,000), (C) in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Plans and (D) as set forth on Section 5.01(d) of the Company Disclosure Schedule, (ii) hire any employee except (1) the replacement of any current employee of the Company or any of its subsidiaries whose employment with the Company or any of its subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated employee) and (2) any new employee (other than replacement employees) whose reasonably anticipated annual base salary and bonus will not exceed $100,000 individually or $500,000 in the aggregate among all such new employees, (iii) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02 hereof), become obligated under any Benefit Plan that was not in existence on the date hereof or amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof or (iv) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02 hereof), pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries), except in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Plans and except for the payment of the employer match under the Company’s 401(k) plan;

(e) the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (including through any sale-leaseback or similar transaction), any of its properties or assets other than (i) pursuant to existing contracts and commitments described in Section 5.01(e) of the Company Disclosure Schedule, (ii) immaterial properties or assets (or immaterial portions of properties or assets), (iii) inventory in the ordinary course of business consistent with past practice, (iv) licenses granted by the Company in the ordinary course of business to customers for such customers’ use of the Company’s products and services and (v) Permitted Liens;

(f) the Company shall not, and shall not permit any of its subsidiaries to (i) incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money, or guarantee, or agree to guarantee, any such indebtedness or obligation of another person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (ii) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity, other than loans between or among the Company and any of its wholly-owned subsidiaries and cash advances to the Company’s or any such subsidiary’s employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice or (iii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the subsidiaries of the Company permitted under this Agreement;

(g) neither the Company nor any of its subsidiaries shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than any transaction specifically contemplated by this Agreement or as permitted by Section 5.10);

(h) the Company shall not, and shall not permit any of its subsidiaries to, (i) enter into, or materially amend, modify or supplement any Material Contract outside the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or

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(ii) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise);

(i) except for customer contracts entered into in the ordinary course of business, the Company shall not, and shall not permit its subsidiaries to, renegotiate or enter into any new license, agreement or arrangement relating to any Proprietary Rights;

(j) the Company and its subsidiaries (i) shall comply with their obligations under the Material Contracts as such obligations become due, (ii) shall continue in force insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (iii) shall use commercially reasonable efforts not to permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

(k) the Company shall not, and shall not permit any of its subsidiaries to, (i) establish or acquire any subsidiary other than wholly-owned subsidiaries or (ii) amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except (1) in connection with accelerating the vesting schedules of the Options or (2) in connection with terminating the Options and the Stock Plans;

(l) the Company shall, and shall cause its subsidiaries to, (i) maintain any real property to which the Company and any of its subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;

(m) the Company shall not, and shall not permit any of its subsidiaries to, (i) settle or compromise any pending or threatened suit, action, claim or litigation, except with respect to the settlement or compromise of any such matter which does not involve equitable or injunctive relief and does not obligate the Company and its subsidiaries to make aggregate cash payments (excluding amounts covered by insurance) exceeding $300,000, (ii) change any of the material accounting policies, practices or procedures (including material tax accounting policies, practices and procedures) used by the Company and its subsidiaries as of the date hereof, except as may be required as a result of a change in applicable Law or in U.S. generally accepted accounting principles, (iii) revalue in any material respect any of its assets (including, without limitation, writing down or writing off any notes or accounts receivable in any material manner), except as required by U.S. generally accepted accounting principles or (iv) make or change any material tax election, make or change any material method of accounting with respect to Taxes except as may be required as a result of applicable Law, settle or compromise any material Tax liability or file any material amended Tax Return that would increase the tax liability of the Company or its subsidiaries after the Effective Time;

(n) the Company shall not, and shall not permit any of its subsidiaries to, take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time or result in any of the conditions to the Merger set forth in Article 6 not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied;

(o) except as otherwise permitted by Section 5.01(m), the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected on or reserved in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

(p) the Company shall not, and shall not permit any of its subsidiaries to, incur any Expenses other than those that are reasonably necessary to consummate the Merger in accordance with the terms set forth in this Agreement or to defend any lawsuits with respect to, arising from or related to the Transactions; and

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(q) the Company shall not, and shall not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

5.02 Stockholders Meeting.

(a) Subject to Section 5.10, the Company, acting through the Company Board, shall, in accordance with applicable law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. The Company Board shall (i) recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, (iii) take all lawful actions to solicit such approval from the stockholders of the Company and (iv) not withdraw or modify such favorable recommendation; provided, however, notwithstanding the foregoing, the Company Board may withdraw, change or modify such favorable recommendation, cancel, delay or adjourn the Stockholders Meeting or not submit this Agreement or the Merger for approval by the Company’s Stockholders at the Stockholders’ Meeting or any adjournment thereof if, in each case, the Company Board, after consultation with independent outside legal counsel, determines in good faith that taking such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable law.

(b) As soon as reasonably practicable following the execution of this Agreement and in connection with the Stockholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) give Merger Sub and Parent and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and Parent and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to Section 5.02(a) and the right of the Company to terminate this Agreement as provided in Section 5.10(b), use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (v) use its commercially reasonable efforts to set a record date for the Stockholders Meeting as early as practicable following the clearance of the Proxy Statement by the SEC or a determination by the SEC not to review the Proxy Statement and otherwise to comply with all legal requirements applicable to the Stockholders Meeting. Parent and Merger Sub will use commercially reasonable efforts to deliver to the Company all readily available information reasonably requested by the Company for inclusion in the Proxy Statement. The Company may, if it has complied with the provisions of Section 5.10 and this Section 5.02, and it receives a bona fide Acquisition Proposal that it reasonably expects could result in a Superior Proposal, delay the mailing of the Proxy Statement or the holding of the Stockholders Meeting, in each case, for such time as is necessary for the board of directors of the Company to consider such Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger; provided, in no event shall such delay exceed three (3) consecutive business days.

5.03 Filings and Consents.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use its commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or

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authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use its commercially reasonable efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use its commercially reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable, and use commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay consummation of the Merger; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to the approval of the Transactions by any such Governmental Authority. Subject to the provisions of this Section 5.03, none of Parent, Merger Sub and the Company shall knowingly impede or delay the termination or expiration of any waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any similar foreign agency responsible for overseeing merger control or competition laws and regulations not to consummate the Transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. Each of the Company and Parent shall bear one half of the fees of any required filing to be made with any Governmental Authorities in connection with the Transactions. The Company shall use commercially reasonable efforts to identify to Parent any Contracts (other than Material Contracts) that would be required to be listed on Schedule 3.06(a) of the Company Disclosure Schedule if such Contracts were Material Contracts or that include employee non-solicitation provisions; provided, that in the case of customer Contracts the Company shall only be obligated to identify Contracts that result in annual service fee revenues in excess of $50,000.

5.04 Access to Information. From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is properly terminated in accordance with Article 7, and subject to the requirements of any Law, including any anti-trust Law, the Company will, and will cause each of its subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) reasonable access, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of the Company and each of its subsidiaries and will cause the Company Representatives and its subsidiaries to furnish or make available to Parent, Merger Sub and the Purchaser Representatives such financial and operating data and such other information with respect to the business and operations of the Company or any of its subsidiaries as Parent, Merger Sub or the Purchaser Representatives may from time to time reasonably request. Unless otherwise required by Law, each of Parent and Merger Sub will, and will cause the Purchaser Representatives to, hold any such information in confidence in accordance with the terms of the Confidentiality Agreement (as defined below). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of June 15, 2005 (the “Confidentiality Agreement”), between Parent and the Company shall apply to all information furnished to any Purchaser Representative by any Company Representative hereunder or thereunder.

5.05 Notification of Certain Matters. Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any notice from any third party alleging that the consent of such third party is or may be required in

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connection with the Transactions, (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, (c) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, (d) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect and (e) any failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.06 Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release in a form mutually agreed to by Parent and the Company announcing the execution of this Agreement and the Transactions and (b) file a current report with the SEC on Form 8-K attaching such press release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law.

5.07 Indemnification; Directors’ and Officers’ Insurance.

(a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company’s certificate of incorporation and bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s certificate of incorporation or bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless otherwise required by applicable Law.

(b) From and after the Effective Time and until one hundred eighty (180) days following the expiration of any statute of limitation applicable to the claim asserted against an Indemnified Party (as hereinafter defined) and for which indemnification is sought hereunder, the Surviving Corporation shall indemnify, defend and hold harmless each person who is or has been prior to the date hereof or who becomes prior to the Effective Time an officer, director, employee or agent of the Company (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses, liabilities or amounts that are paid in settlement of, or otherwise incurred (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any claim, action, suit, demand, proceeding or investigation (a “Claim”), to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, employee or agent of the Company and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, in connection with or relating to the Transactions), in each case, to the fullest extent permitted and provided in the Company’s certificate of incorporation and bylaws, or in any indemnification agreement that is expressly disclosed in the Company Disclosure Schedule and is existing as of the date hereof between the Company and an Indemnified Party, as in effect at the date hereof (and shall pay expenses in advance of the final disposition of the Claim(s) that are reasonably incurred in defending any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL as provided in the Company’s certificate of incorporation and bylaws, or in any indemnification agreement that is expressly disclosed in the Company Disclosure Schedule and is existing as of the date hereof between the Company and an Indemnified Party, as in effect at the date hereof, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the DGCL).

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Neither Parent nor Merger Sub shall amend, repeal or otherwise modify any indemnification agreement that is expressly disclosed in the Company Disclosure Schedule and is existing as of the date hereof between the Company and an Indemnified Party in a manner that would adversely affect the rights thereunder of any such Indemnified Party, unless such alteration or modification is consented to in writing by the Indemnified Party.

(c) Any Indemnified Party wishing to claim indemnification under this Section 5.07 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.07, except to the extent such failure materially prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) Prior to the Effective Time, the Company shall procure a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy with terms and conditions reasonably satisfactory to the Company Board, so long as the cost thereof does not exceed the amount set forth in Section 5.07(d) of the Company Disclosure Schedule in the aggregate, it being agreed that the Company shall use commercially reasonable efforts to obtain competitive quotes for such insurance coverage in an effort to reduce the cost thereof.

(e) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Parties, their heirs and personal representatives may have by contract or otherwise.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, as a condition to such consolidation, merger, transfer or conveyance, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume and agree to perform the obligations set forth in this Section 5.07.

5.08 Further Assurances; Commercially Reasonable Efforts. Except as otherwise provided in this Agreement, prior to the Effective Time, the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

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5.09 401(k) Plan. At the Parent’s request, prior to the Effective Time, the Company’s Board of Directors shall adopt resolutions terminating the Datastream Systems, Inc. 401(k) Retirement Plan (the “401(k) Plan”) effective immediately prior to the Effective Time. If terminated and following such termination, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan. Subject to Parent’s reasonable review and comment, which review and comment shall be given within five business days following a request by the Company for such review and comment, the Company shall be entitled to communicate, prior to the Effective Time, with the employees of the Company and other participants in the 401(k) Plan regarding the effect of such plan termination.

5.10 No Solicitation.

(a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company, its subsidiaries and their affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to knowingly facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.10(f)), (ii) enter into, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) to make or effect an Acquisition Proposal, or (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise publicly endorse, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.10 shall prohibit the Company Board, prior to approval of this Agreement by the stockholders of the Company at the Stockholders Meeting, from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal (which did not result from a breach of this Section 5.10) if (A) the Company Board determines in good faith after consultation with its independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law, (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.10(g)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Parent for information purposes unless it is a confidentiality agreement in place as of the date hereof which by its terms is not permitted to be provided to Parent) with terms no less favorable to the Company (unless a confidentiality agreement already exists), in all material respects, than those contained in the Confidentiality Agreement.

(b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, if the Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.10(a), the Company Board may, prior to the approval of this Agreement by the stockholders of the Company at the Stockholders Meeting, terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board shall have determined in good faith after consultation with independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law.

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(c) The Company (i) will promptly (but in any event within one day) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and, unless prohibited by the terms of any confidentiality agreement in place as of the date of this Agreement, the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Parent fully informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 5.10(a), the Company Board shall promptly (but in any event within one day) notify Parent orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, the Company Board shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. Without limiting the foregoing, at least three business days prior to taking any of the actions referred to in Section 5.10(b), the Company Board shall notify Parent of any such action it proposes to take and, during such three business day period, the Company Board shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Common Shares that Parent may make prior to or during such three business day period.

(d) Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company’s stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that none of the Company, the Company Board or any Company Representative shall, except as permitted by Section 5.10(b), propose to approve or recommend any Acquisition Proposal. Further, nothing in this Agreement shall prohibit the Company from disclosing the terms of any Acquisition Proposal received prior to the date hereof in the Proxy Statement and the inclusion of the terms of such Acquisition Proposal in the Proxy Statement shall not in and of itself constitute the public announcement of an Acquisition Proposal.

(e) The Company and each of its subsidiaries shall immediately cease and cause its affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall request any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with such Acquisition Proposal to return or destroy all such information in the possession of any such party or its representatives.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 15% or more of the total assets of the Company or any of its subsidiaries, in a single transaction or series of related transactions, (ii) any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries, in a single transaction or series of related transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its subsidiaries or (v) any public announcement of an agreement, proposal or plan to do any of the foregoing, other than the Transactions contemplated by this Agreement.

(g) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal by a Person that (i) the Company Board has determined in good faith, after consultation with an independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to the Company’s stockholders than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal), (ii) the Company Board has determined in good faith, after consultation with its independent outside legal counsel, that is of such a nature that it is necessary to accept such Acquisition Proposal in order for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law and (iii) is reasonably capable of being consummated (taking into account all financial, regulatory, legal and other aspects of such proposal

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(including, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such Acquisition Proposal and any antitrust or competition Law approvals or non-objections)).

5.11 Third Party Standstill Agreements. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates). During such period, the Company agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.

5.12 SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall use commercially reasonable efforts to file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

5.13 Termination of Registration. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to terminate the registration of the Common Shares under the Exchange Act; provided that such termination shall not be effective until or after the Effective Time.

5.14 Financing. The Company shall provide, and shall cause its subsidiaries and the Company Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent and its affiliates or the Surviving Corporation in connection with the Transactions (the “Financing”) including, without limitation, (a) promptly providing to Parent’s financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by Parent or Parent’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the Transactions, provided such financing sources shall be deemed to be one of Parent’s “representatives” under the Confidentiality Agreement and subject to all obligations imposed therein upon a “representative,” (b) making the Company’s senior officers and other Company Representatives reasonably available to Parent’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Parent’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing. The Company shall provide the same cooperation at Parent’s request in connection with any sale-leaseback or similar transaction with respect to real property owned by the Company (it being understood that any such transaction would not be consummated prior to the Closing without the mutual agreement of the Company and Parent). Each of Parent and Merger Sub shall use commercially reasonable efforts to (i) fully satisfy in all material respects, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters and (ii) enforce their respective rights under the Commitment Letters. Each of Parent and Merger Sub shall use commercially reasonable efforts to enter into definitive agreements with respect to the financings contemplated by the Commitment Letters on terms and conditions no less favorable than the Commitment Letters as soon as reasonably practicable but in any event at the Effective Time. Parent will furnish correct and complete copies of such executed definitive agreements to the Company promptly upon request by the Company. At the Company’s request, Parent shall keep the Company informed with respect to all material activity concerning the status of the financings contemplated by the Commitment Letters and shall give the Company prompt notice of any material change with respect to such financings. Without limiting the foregoing, Parent agrees to notify the Company

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promptly if at any time prior to the Effective Time (i) the Commitment Letters shall expire or be terminated for any reason or (ii) any financing source that is a party to the Commitment Letters notifies Parent that such source no longer intends to either provide or underwrite financing to Parent on the terms set forth therein or requests amendments or waivers which are materially adverse to the timely completion by Parent or Merger Sub of the transactions contemplated by this Agreement. Neither Parent nor Merger Sub shall amend or alter, or agree to amend or alter, the Commitment Letters in any manner that would materially and adversely impair, delay beyond the timing contemplated in this Agreement for the consummation of the transactions contemplated by this Agreement or prevent the consummation of the transactions contemplated by this Agreement without the prior written consent of the Company. If either the Debt Commitment Letter or Equity Commitment Letter shall be terminated or modified in a manner materially adverse to Parent or Merger Sub for any reason, Parent shall use commercially reasonable efforts to (i) obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as contemplated by the Commitment Letters as originally issued; (ii) enter into definitive agreements with respect to such new financing; and (iii) obtain funds under such agreements to the extent necessary to consummate the transactions contemplated by this Agreement; provided that Parent shall be under no obligation to obtain or seek to obtain any financing commitment containing terms or funding conditions less favorable to Parent or its affiliates than those included in the Commitment Letters (as determined in Parent’s good faith and reasonable discretion). In the event that new Commitment Letters are executed in accordance with this Section 5.14, then such new Commitment Letters shall be the “Commitment Letters” for purposes of this Agreement.

5.15 Rights Agreement. Unless this Agreement has been terminated pursuant to Article 7 hereof, the Company, acting through the Company Board or otherwise, shall not, without the prior written consent of Parent or except as otherwise provided herein, (a) amend, alter or modify the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement.

5.16 Stockholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any stockholder litigation against the Company, Parent or Merger Sub, as applicable, and their directors relating to the Transactions. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

5.17 Special Meeting. The Company shall take no action to call a special meeting of stockholders of the Company without the prior consent of Parent unless compelled by legal process, except in accordance with this Agreement unless and until this Agreement has been terminated in accordance with its terms.

5.18 Transition Assistance. The parties hereto shall work cooperatively to implement a transition plan to be developed by Parent to integrate the businesses of the Company and Parent as seamlessly as possible and as soon as reasonably practicable on or after the Effective Time. Without limiting the generality of the foregoing, the Company will assist Parent in an effort to integrate and rationalize the separate employee benefit plans and arrangements maintained by each of the Company and Parent as soon as possible on or after the Effective Time, and will take all commercially reasonable actions requested by Parent in furtherance thereof.

5.19 Employee Benefit Matters.

(a) From and after the Effective Time and at least until December 31, 2006, employees of the Company and its subsidiaries shall be offered participation in the employee benefit plans, programs, policies and arrangements of the Parent and its subsidiaries (collectively the “Parent Plans”) on the same terms and conditions as such Parent Plans are provided to similarly situated employees of Parent and its subsidiaries. Nothing contained in this Section 5.19 shall (i) obligate or commit Parent or its subsidiaries to continue any particular Parent Plan after the Effective Time or to maintain in effect any particular Parent Plan or any level or type of benefits, (ii) obligate or commit Parent or its subsidiaries to provide any employee of the Company or any subsidiary with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Parent or any of its subsidiaries or affiliates for the

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benefit of its employees, or (iii) prohibit Parent or its subsidiaries from making any changes to any Parent Plans.

(b) Parent will, or will cause the Surviving Corporation to, credit each employee of the Company and its subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each employee with the Company and its subsidiaries prior to the Effective Time in accordance with the Company’s personnel policies applicable to such employees on the date of this Agreement, copies of which have been made available to Parent; provided that Parent may, in its sole discretion and to the extent permitted by applicable Law, require that such vacation and other paid time off be taken by the employee prior to December 31, 2006.

(c) To the extent permitted by any underlying insurance carrier or service provider, employees of the Company and its subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its subsidiaries for service accrued prior to the Effective Time with the Company or any of its subsidiaries under which each employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its subsidiaries under comparable plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(d) To the extent permitted by any underlying insurance carrier or service provider, with respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or its subsidiaries (“Parent Welfare Benefit Plans”) in which an employee of the Company and its subsidiaries may be eligible to participate on or after the Effective Time, Parent shall cause to be waived any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to employees of the Company and its subsidiaries under Parent Welfare Benefit Plans to the same extent such limitations are waived under any comparable plan of Company or its subsidiaries and shall recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its subsidiaries in the calendar year in which the Effective Time occurs.

(e) This Section 5.19 is not intended to confer upon any person other than the parties to this Agreement any rights or remedies.

5.20 Conditional Waiver. Effective as of the fifth (5th) business day following the satisfaction of all of the conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing, provided that the Company is able to satisfy such conditions on such fifth (5th) business day) (such date, the “Ready Date”) and only if the Ready Date occurs prior to April 14, 2006, then with respect to the time period between the Ready Date and the Effective Time (the “Waiver Period”), Parent and Merger Sub shall be deemed to have waived the further application of the conditions set forth in Section 6.02(a) (except to the extent relating to any Identified Company Representation identified in clause (ii) or (iii) of the definition of the term Identified Company Representation in Section 6.02(a)) and Section 6.02(d), in either case, only with respect to any circumstance, effect, event or change first arising during the Waiver Period.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Stockholder Approval at the Stockholders Meeting in accordance with the DGCL, the Company’s certificate of incorporation and its bylaws.

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(b) No Orders and Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

(c) Material Consents. All consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made, obtained, or effected prior to the consummation of the Merger shall have been made, obtained, or effected, as the case may be, except for those, the failure of which to be made, obtained, or effected has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being agreed and understood that the failure to obtain any competition, merger control or similar approval of any jurisdiction would be reasonably expected to have a Company Material Adverse Effect).

(d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act or merger control or competition laws or regulations applicable to the consummation of the Merger shall have expired or terminated.

6.02 Conditions to Obligations of Merger Sub and Parent. The obligations of each of Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent, acting under the direction of its board of directors, in writing prior to the Effective Time:

(a) Representations and Warranties. The Identified Company Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Company Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, (x) in the event of a breach of a representation or warranty other than an Identified Company Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or would reasonably be expected to have, a Company Material Adverse Effect and (y) in the event of an unintentional breach of a representation or warranty described in clause (iii) of the definition of Identified Company Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of such representations or warranties taken together results in an inaccuracy which does not result in additional cost, expense or liability to the Company, Parent and their affiliates of more than $100,000 in the aggregate. “Identified Company Representations” means (i) any representation or warranty of the Company qualified by Company Material Adverse Effect, (ii) the representations or warranties of the Company set forth in Section 3.04 and (iii) the representations and warranties of the Company set forth in Section 3.03(a) (other than changes in such section relating to the exercise of Options granted on or prior to the date hereof and the issuance of Common Shares upon the exercise of Options granted on or prior to the date hereof), Section 3.10, Section 3.28 and the last sentence of Section 3.07(b).

(b) Covenants and Agreements. The Company shall have (i) in all respects, performed all obligations and complied with all agreements and covenants set forth in Section 2.03 immediately prior to the Effective Time and (ii) in all material respects, performed all obligations and complied with all agreements and covenants (other than those set forth in Section 2.03) required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c) Satisfaction of Debt Commitment Letter EBITDA Condition. The Company shall have satisfied, in accordance with the terms of the Debt Commitment Letter as in effect as of the date hereof, the condition precedent set forth in item 11 of Exhibit E to the Debt Commitment Letter (minimum EBITDA).

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(d) No Company Material Adverse Effect. No circumstance, effect, event or change shall have occurred prior to the Effective Time which, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect at or after the Effective Time.

(e) No Litigation. There shall not be pending any (i) nonfrivolous suit, action or proceeding brought by a third party (other than a Governmental Authority) that has a reasonable likelihood of success or (ii) suit, action or proceeding brought by a Governmental Authority, in either case (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, (B) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other Transactions or (C) seeking to impose limitations on the ability of Parent, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the stockholders of the Company.

(f) Dissenters. The total number of Dissenting Shares shall not exceed 10% of the issued and outstanding Common Shares as of the Effective Time.

(g) Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a) and (b) above have been satisfied.

(h) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s stockholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.

(i) Director Resignations. At the Closing, the Company shall deliver signed letters of resignation from each director of the Company pursuant to which each such director resigns from his or her position as a director of the Company and makes such resignation effective at or prior to the Effective Time.

6.03 Conditions to Obligation of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a) Representations and Warranties. The Identified Purchaser Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Purchaser Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Purchaser Representation, the condition set forth in this Section 6.03(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or would reasonably be expected to have, a Purchaser Material Adverse Effect. “Identified Purchaser Representations” means (i) any representation or warranty of Parent or Merger Sub qualified by Purchaser Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.06.

(b) Covenants and Agreements. Each of Merger Sub and Parent shall have in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. At the Closing, each of Merger Sub and Parent shall deliver an Officers’ Certificate, duly executed by their respective Chief Executive Officer and Chief Financial Officer and dated

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as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.03(a) and (b) above have been satisfied.

(d) Certified Copies. At the Closing, Merger Sub and Parent shall deliver certified copies of (i) the resolutions duly adopted by each of Merger Sub’s and Parent’s boards of directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by Merger Sub’s stockholders approving this Agreement and the Transactions and (iii) the amended and restated organizational documents of each of Parent and Merger Sub as then in effect immediately prior to the Effective Time.

ARTICLE 7

TERMINATION

7.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent and Merger Sub, acting under the direction of their respective boards of directors.

7.02 Termination by Merger Sub, Parent or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by either Merger Sub and Parent, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, by action of the Company Board, if:

(a) any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.08 or the proviso contained in Section 6.01(b);

(b) the Merger shall not have been consummated on or before June 30, 2006 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to have been consummated on or before the Expiration Date;

(c) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; or

(d) the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders Meeting or at any adjournment or postponement thereof or by written consent.

7.03 Termination by Merger Sub and Parent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by action of the board of directors of Merger Sub and the board of directors of Parent, if:

(a) the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Company Breach”) and such Terminating Company Breach (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) has not been cured within thirty days (provided that in no event shall such thirty day period extend beyond the Expiration Date) after notice thereof is received by the Company (provided that

40

the Company shall not be entitled to any cure period for any breach of Section 5.10 hereof); provided that Parent and Merger Sub shall have no right to terminate this Agreement pursuant to this Section 7.03(a) if there is an uncured Terminating Merger Sub Breach at the time of the Terminating Company Breach; or

(b) (i) subject to the Company’s rights in the last sentence of Section 5.02(b), the Company Board takes any action permitted by the proviso in the last sentence of Section 5.02(a), (ii) the Company Board shall have approved or recommended to the stockholders of the Company, taken no position with respect to, or failed to recommend against acceptance of, any Acquisition Proposal, (iii) subject to the Company’s rights in the last sentence of Section 5.02(b), the Company fails to call the Stockholders Meeting or fails to mail the Proxy Statement within ten days after being cleared by the SEC or fails to include in such statement the favorable recommendation referred to above or (iv) the Company Board resolves to do any of the foregoing.

7.04 Termination by the Company. This Agreement may be terminated by the Company, acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned:

(a) if, at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, Merger Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Merger Sub Breach”) and such Terminating Merger Sub Breach (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is not cured within thirty days (provided that in no event shall such thirty day period extend beyond the Expiration Date) after written notice thereof is received by Merger Sub and Parent; provided that the Company shall have no right to terminate this Agreement pursuant to this Section 7.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Merger Sub Breach; provided further that if (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than (x) those conditions that by their nature are to be satisfied at the Closing provided that the Company is then able to satisfy such conditions and (y) any condition deemed to have been waived pursuant to Section 5.20) and (B) Merger Sub and Parent fail to consummate the Merger in accordance with Section 1.07, such failure shall constitute a Terminating Merger Sub Breach (it being agreed that the thirty-day cure applicable to a Terminating Merger Sub Breach shall be reduced to one (1) business day in the event of such a failure); or

(b) at any time prior to the approval of this Agreement by the stockholders of the Company, pursuant to and in accordance with Section 5.10(b); (provided that the Company shall have complied with the provisions of Section 5.10 in all material respects, including, without limitation, the notice provisions therein, and shall have concurrently with such termination made all payments to Merger Sub and Parent required by Section 8.01 to be paid as of the date of termination).

7.05 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, affiliates and agents, other than the provisions of the last sentence of Section 5.04 and the provisions of Sections 5.06, 7.05, 8.01, 8.03 and 8.08.

ARTICLE 8

MISCELLANEOUS

8.01 Payment of Fees and Expenses.

(a) Except as otherwise specified in this Agreement, each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial

41

institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any reasonable out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(b) If this Agreement is terminated pursuant to Section 7.02(b) or 7.02(d) and an Acquisition Proposal has been publicly announced or any person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and such Acquisition Proposal or intention to make an Acquisition Proposal, as applicable, has not been publicly withdrawn at least two (2) business days prior to the time of (A) such termination of this Agreement, in the case of Section 7.02(b) or (B) the Stockholder Meeting, in the case of Section 7.02(d), then concurrently with any such termination of this Agreement, the Company shall pay Parent (as agent for itself and Merger Sub) one-half ( 1/2) of the amount of the Break-Up Fee (as defined below). If the Company enters into a definitive agreement with respect to, or closes, any transaction of the type described in the definition of “Acquisition Proposal” at any time on or prior to the date which is nine months following such termination, then, in addition to the payment contemplated by the preceding sentence, concurrently with the first to occur of the entry into a definitive agreement with respect to, or the closing of, any such transaction, the Company shall pay Parent (as agent for itself and Merger Sub) one-half ( 1/2) of the amount of the Break-Up Fee. “Break-Up Fee” means cash in immediately available funds in an amount equal to Six Million Five Hundred Thousand Dollars ($6,500,000).

(c) If this Agreement is terminated by Parent and Merger Sub pursuant to Section 7.03(b) or by the Company pursuant to Section 7.04(b), then, concurrently with any such termination of this Agreement, the Company shall pay Parent (as agent for itself and Merger Sub) the Break-Up Fee.

(d) If this Agreement is terminated pursuant to Section 7.03(a) (other than as a result of any Terminating Company Breach of Section 3.11 (Litigation) that arises solely out of any suit, action or proceeding described in clause (i) of Section 6.02(e)) or, so long as no Break Up Fee is payable pursuant to Section 8.01(b) in connection therewith, any termination of this Agreement pursuant to Section 7.02(d), the Company shall, promptly following any such termination, pay all of the Expenses of Parent and Merger Sub, which Expenses shall not exceed Three Million Dollars ($3,000,000) in the aggregate.

(e) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then Parent shall, promptly following any such termination, pay to the Company a termination fee in the amount of Six Million Five Hundred Thousand Dollars ($6,500,000). Notwithstanding any other provision in this Agreement to the contrary, the parties hereto agree that the payment contemplated by this Section 8.01(e) represents the exclusive remedy of the Company in the circumstances described herein and that, except for the payment expressly set forth in the circumstances described herein, none of Parent, Merger Sub or any of their respective affiliates shall have any liability or obligation of any kind whatsoever arising out of the termination of this Agreement, any breach by Parent or Merger Sub giving rise to such termination, or the failure of the Transactions to be consummated, whether arising in contract, tort or otherwise.

(f) All amounts payable by the Company to Merger Sub and Parent under this Section 8.01 shall be paid in cash and in immediately available funds to such account as Parent may designate in writing to the Company.

(g) The parties agree that the agreements contained in this Section 8.01 are an integral part of the Transactions and constitute liquidated damages and not a penalty. Notwithstanding any other provision in this Agreement to the contrary, the parties hereto agree that the payment contemplated by Sections 8.01(b), (c) and (d) represent the exclusive remedy of Parent and Merger Sub in the circumstances described herein and that, except for the payment expressly set forth in the circumstances described herein, none of the Company or any of its respective affiliates shall have any liability or obligation of any kind whatsoever arising out of the termination of this Agreement, any breach by the Company giving rise to such termination, or the failure of the Transactions to be consummated, whether arising in contract, tort or otherwise.

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8.02 Guarantee. Parent hereby irrevocably and unconditionally guarantees the due and punctual performance of Merger Sub’s obligations hereunder and, following the Effective Time, the Surviving Corporation’s obligations under Section 5.07 and 5.19. Parent will cause Merger Sub to perform its obligations under this Agreement.

8.03 No Survival. The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2, Section 5.07, Section 5.19 and Article 8 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.

8.04 Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such stockholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.

8.05 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.07 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent or Merger Sub:

Magellan Holdings, Inc.

Spartan Merger Sub, Inc.

1000 Windward Concourse Parkway, Suite 100

Alpharetta, GA 30005

Attention: Chief Executive Officer and General Counsel

Facsimile No.: (678) 319-8370

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with a copy to:

Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111

Attention: David Dominik and Prescott Ashe

Facsimile No.: (415) 627-4501

and a copy to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attention: Jeffrey C. Hammes, P.C.

Facsimile No.: (415) 439-1500

If to the Company:

Datastream Systems, Inc.

50 Datastream Plaza

Greenville, SC 29605

Attention: Chief Executive Officer and General Counsel

Facsimile No.: (864) 422-5000

with a copy to:

Alston & Bird LLP

One Atlantic Center

1201 Peachtree Street

Atlanta, GA 30309

Attention: J. Vaughan Curtis

Facsimile No.: (404) 881-7777

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

8.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.09 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

8.11 Certain Definitions. As used in this Agreement:

(a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under

44

common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(c) the term “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

8.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.04, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.14 Third-Party Beneficiaries. Except for the provisions of Section 5.07, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

8.15 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the state of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

*   *   *   *   *

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IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

Datastream Systems, Inc.

By:	/s/ Larry G. Blackwell
Name: Larry G. Blackwell
Title: Chief Executive Officer

Spartan Merger Sub, Inc.

By:	/s/ C. James Schaper
Name: C. James Schaper
Title: Chief Executive Officer

Magellan Holdings, Inc.

By:	/s/ C. James Schaper
Name: C. James Schaper
Title: Chief Executive Officer

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APPENDIX B

RAYMOND JAMES

January 4, 2006

Board of Directors

c/o Mr. Ira D. Cohen

Datastream Systems, Inc.

50 Datastream Plaza

Greenville, South Carolina 29605

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common stock, par value $0.01 (the “Common Stock”) of Datastream Systems, Inc. (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of Spartan Merger Sub, Inc. (“Spartan Merger Sub”), a Delaware corporation, with and into the Company pursuant and subject to the Agreement and Plan of Merger between and among the Company, Spartan Merger Sub and Magellan Holdings Inc. (“Magellan”), a Georgia corporation (the “Agreement”). The consideration to be offered by Spartan Merger Sub in exchange for all the outstanding Common Stock of the Company will be the right to receive $10.26 in cash per share of outstanding Common Stock (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholdings as stipulated in the Agreement.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.	reviewed the draft of the Agreement dated January 3, 2006 (“Draft Agreement”);

2.	reviewed the financial terms and conditions as stated in the Agreement;

3.	reviewed annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2004;

4.	reviewed the interim reports to stockholders and Quarterly reports on Form 10-Q of the Company for the three fiscal quarters ending March 31, 2005, June 30, 2005 and September 30, 2005;

5.	reviewed other Company financial and operating information requested from and/or provided by the Company;

6.	reviewed certain other publicly available information on the Company;

7.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

8.	reviewed and discussed with senior management of the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Company;

9.	reviewed the reported price and trading activity for the shares of the Company Common Stock;

10.	compared financial and stock market information for the Company with similar information for comparable companies with publicly traded securities;

Raymond James & Associates, Inc.

Member New York Stock Exchange/SIPC

880 Carillon Parkway • Saint Petersburg, FL 33716

727-567-1000 • www.RaymondJames.com

Board of Directors

Datastream Systems, Inc.

January 4, 2006

11.	reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

12.	performed other such analyses and studies, and considered such other factors, as Raymond James considered appropriate.

We have assumed that the Agreement executed by the parties will be identical in all materials respects to the Draft Agreement. We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Spartan Merger Sub, Magellan or any other party, and we have undertaken no duty or responsibility to verify independently any of such information . We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed, with the Company’s consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of January 3, 2006 and any material change in such circumstances and conditions would require a revaluation of this opinion, which we are under no obligation to undertake.

Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the stockholders of the Company. We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. We express no opinion as to the debt and equity financing for the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations

RAYMOND JAMES

Board of Directors

Datastream Systems, Inc.

January 4, 2006

and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain expenses. Furthermore, Raymond James has performed investment banking services for the Company in the past for which Raymond James received customary investment banking fees.

In the ordinary course of our business, Raymond James and its affiliates may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of January 4, 2006, the Merger Consideration to be received by the stockholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding Common Stock.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

RAYMOND JAMES

APPENDIX C

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated

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stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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SPECIAL MEETING OF STOCKHOLDERS OF

DATASTREAM SYSTEMS, INC.

March 28, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê    Please detach along perforated line and mail in the envelope provided.     ê

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS, AND THE PROXIES ARE DIRECTED TO VOTE AS FOLLOWS:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN

1.          To adopt the Agreement and Plan of Merger, dated as of January 4, 2006, by and among Datastream Systems, Inc., Magellan Holdings, Inc. and Spartan Merger Sub, Inc., pursuant to which each share of Datastream Systems, Inc. common stock will be converted into the right to receive $10.26 in cash pursuant to the transaction.

			☐	☐	☐

		2. To grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement.	☐	☐	☐

The proxies are authorized to vote in their discretion upon such other matters as may properly be brought before the special meeting or any adjournment or postponement of it.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	Please check this box if you plan to attend the meeting in person. Even if you plan to attend, please mark, date and sign this proxy card and promptly return in the envelope provided.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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DATASTREAM SYSTEMS, INC.

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Larry G. Blackwell and C. Alex Estevez, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the shares of common stock of DATASTREAM SYSTEMS, INC. held in the name of the undersigned at the close of business on February 15, 2006 at the special meeting of stockholders to be held on March 28, 2006 at 10:00 AM (Local Time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth on the reverse side.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ADOPTION OF THE MERGER AGREEMENT AS SET FORTH IN PARAGRAPH 1 ON THE REVERSE SIDE AND “FOR” ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, AS SET FORTH IN PARAGRAPH 2 ON THE REVERSE SIDE.

The proxies are authorized to vote in their discretion upon such other matters as may properly be brought before the special meeting of stockholders or any adjournment or postponement of it.

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.

■	14475 ■

SPECIAL MEETING OF STOCKHOLDERS OF

DATASTREAM SYSTEMS, INC.

March 28, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
ACCOUNT NUMBER

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS, AND THE PROXIES ARE DIRECTED TO VOTE AS FOLLOWS: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

			FOR	AGAINST	ABSTAIN

1.         To adopt the Agreement and Plan of Merger, dated as of January 4, 2006, by and among Datastream Systems, Inc., Magellan Holdings, Inc. and Spartan Merger Sub, Inc., pursuant to which each share of Datastream Systems, Inc. common stock will be converted into the right to receive $10.26 in cash pursuant to the transaction.

			☐	☐	☐

		2. To grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement.	☐	☐	☐

The proxies are authorized to vote in their discretion upon such other matters as may properly be brought before the special meeting or any adjournment or postponement of it.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	Please check this box if you plan to attend the meeting in person. Even if you plan to attend, please mark, date and sign this proxy card and promptly return in the envelope provided.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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